SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GOSUN COMMUNICATIONS LTD., INC.
(Exact Name of Registrant as Specified in its Charter)

Texas (State or Other Jurisdiction of Incorporation or Organization)	3577 (Primary Standard Industrial Classification Code Number)	91-1939829 (I.R.S. Employer Identification Number)

80 Zhong Shan Er Road Guangzhou
China 510080
Tel: 011-86-20 8387-9773
Attention: Yi Biao Chen
(Name, Address, Telephone Number and Facsimile Number of Agent For Service of Process)

Copies of all Communications to:

DAVID L. FICKSMAN, ESQ.
SHERI M. WATTS, ESQ.
Loeb & Loeb LLP
10100 Santa Monica Boulevard
Suite 2200
Los Angeles, California 90067-4164
Tel: (310) 282-2350
Fax: (310) 282-2192

Approximate Date of Proposed Sale to the Public:

As soon as possible after the Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

CALCULATION OF REGISTRATION FEE

Title of Each Class	Amount	Proposed Maximum	Proposed Maximum	Amount
of Securities	To Be	Offering Price	Aggregate Offering	of
To Be Registered	Registered(1)	Per Unit(4)	Price	Registration Fee

Common Stock underlying the 8% Convertible Notes	1,700,000 (2)	$.67	$1,139,000	$104

Common Stock underlying the Warrants	45,000 (3)	$1.26	$56,700	$6

Total	1,745,000		$1,195,700	$110

(1)	The shares of common stock being registered are offered by certain security holders of Gosun Communications Ltd., Inc. See “Recent Transactions” and “Selling Security Holders”. Pursuant to the terms of the Securities Purchase Agreement, dated December 21, 2001, Gosun is registering 300% of the shares of common stock issuable upon conversion of the 8% Convertible Notes. See “Recent Transactions” and “Selling Security Holders”. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”) the shares of common stock offered hereby also include such presently indeterminate number of shares of common stock as shall be issued by Gosun in connection with the conversion and exercise of certain securities. Such number of shares is subject to adjustment and could be materially less than such estimated amount depending upon factors that cannot be predicted by Gosun at this time, including, among others, the future market price of the common stock. This presentation is not intended to constitute a prediction as to the future market price of the common stock or as to the number of shares of common stock issuable upon exercise of the convertible debenture or convertible notes.

(2)	Represents: (i) 555,223 shares issuable upon conversion of the 8% Convertible Notes and related potential interest expense, and (ii) 1,144,777 for reserve shares that may be needed to account for market fluctuations in the price of the common stock prior to the conversion of the 8% Convertible Notes.

(3)	Represents: (i) 15,000 shares issuable upon exercise of the Warrants, and (ii) 30,000 shares for reserve shares that may be needed to account for market fluctuations in the price of the common stock prior to exercise of the Warrants.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (g) of the Securities Act and assuming a conversion or exercise date of January 22, 2002.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effectiveness date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

TABLE OF CONTENTS

CORPORATE INFORMATION
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
MANAGEMENT
DESCRIPTION OF SECURITIES
LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS
BUSINESS
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
MARKET PRICE FOR COMMON STOCK
EXECUTIVE COMPENSATION
TEXAS ANTI-TAKEOVER PROVISIONS
LEGAL PROCEEDINGS
EXPERTS
LEGAL MATTERS
REPORT OF INDEPENDENT AUDITORS
CONSOLIDATED BALANCE SHEETS
CONSOLIDATED STATEMENTS OF INCOME
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
CONSOLIDATED STATEMENTS OF CASH FLOWS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIGNATURES
Exhibit 4.1
Exhibit 4.2
EX-5.1 GOSUN COMMUNICATIONS LTD, INC.
Exhibit 21.1
EX-23.1 GOSUN COMMUNICATIONS LTD, INC.

PART I

INFORMATION REQUIRED IN PROSPECTUS

     The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. These securities may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

WHERE YOU CAN FIND MORE INFORMATION

     We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov. In addition, you may read and copy our SEC filings at the office of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     This Prospectus is only part of a Registration Statement on Form SB-2 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules to the Registration Statement that are excluded from this Prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect or obtain a copy of the Registration Statement, including the exhibits and schedules, as described in the previous paragraph.

PROSPECTUS

GOSUN COMMUNICATIONS LTD., INC.

1,745,000 Shares of common stock

     The 1,745,000 shares of common stock par value $.001 being offered by this prospectus are being offered by the selling security holders listed on page 35. The common stock offered by this prospectus is issuable to the selling security holders upon the conversion of the 8% Convertible Notes issued to them on December 21, 2001, in a private placement relating to the sale of $300,000 in the principal amount of our 8% Convertible Notes due December 21, 2003 and also upon the conversion of warrants to purchase up to 15,000 shares of our common stock.

     Our common stock trades on the Over-the-Counter Bulletin Board, also called the OTCBB, under the trading symbol “GOSN”. On January 22, 2002, the closing bid for our common stock as reported on the OTCBB was $1.10 per share.

     This investment involves risk. See “Risk Factors” beginning on page 1.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities or determined that this prospectus is complete or accurate. Any representation to the contrary is a criminal offense.

The date of this Prospectus is February __, 2002

CORPORATE INFORMATION

     Our corporate offices are located at 80 Zhong Shan Er Road Guangzhou, China 510080. Our telephone number at that location is 011-86-20-8387-9773. The URL for our Web site is http://www.gosuncommunications.com.

RISK FACTORS

     You should carefully consider the risks described below before making an investment in Gosun. The risks and uncertainties described below are not the only ones facing Gosun, and there may be additional risks that we do not presently know of or that we consider immaterial. All of these risks may impair our business operations. If any of the following risks actually occurs our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

WE HAVE A LIMITED OPERATING HISTORY.

     We have a limited operating history and we are in our emerging stages. There can be no assurance that we will continue to develop or will be able to meet our objectives, or that there will be a market for our products and services, or that we will continue to operate at a profit. We face a number of risks encountered by early-stage companies, including:

•	the uncertainty of market acceptance of our services;

•	our need to introduce reliable and robust products and services that meet the demanding needs of customers;

•	our need to expand our marketing, sales and support organizations, as well as our distribution channels; and

•	our ability to anticipate and respond to market competition; our need to manage expanding operations.

THE MARKETS FOR OUR PRODUCTS ARE CHARACTERIZED BY RAPIDLY CHANGING TECHNOLOGIES, EVOLVING INDUSTRY STANDARDS, FREQUENT NEW PRODUCT INTRODUCTIONS AND SHORT PRODUCT LIFE CYCLES.

     We expect our success to depend, in substantial part, on the timely and successful introduction of new products and services and upgrades of current products to comply with emerging industry standards and to operate with products of other suppliers, and to address competing technological and product developments carried out by others. The success of products depends on a number of other factors including the timely introduction of such products, market acceptance of new technologies and industry standards, the pricing and marketing of such products, and the availability of funding. An unanticipated change in one or more of the technologies affecting telecommunications could have a material adverse effect on our business, results of operations, and financial condition if we fail to respond in a timely and effective manner to such changes.

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY AND WE MAY NOT HAVE ADEQUATE RESOURCES TO MARKET OUR PRODUCTS IN ORDER TO COMPETE SUCCESSFULLY.

     Competition in the wireless telecommunications products industry is intense. We expect that we will face additional competition from existing competitors and from a number of companies that have entered or may enter our existing and future markets. Some of our current and potential competitors have greater financial (which includes the ability to provide customer financing in connection with the sale of its products), marketing and technical resources. Increased competition could result in price reductions, reduced profit margins and loss of market share, each of which could have a material adverse effect on our business, results of operations, and financial condition.

FLUCTUATIONS IN OPERATING RESULTS, GENERAL INDUSTRY, MARKET CONDITIONS AND GROWTH RATES.

     Our results of operations for any quarter or year are not necessarily indicative of results to be expected in future periods. Our future operating results may be affected by various trends and factors that must be managed in order to achieve favorable operating results. The inability to forecast these trends and factors could have a material adverse effect on our business, results of operations, and financial condition. Our operating results have historically been and are expected to continue to be subject to quarterly and yearly fluctuations as a result of a number of factors. These factors include:

•	the introduction and market acceptance of new technologies; and

•	variations in costs and the mix of products sold.

     In addition, there are trends and factors beyond our control, which may affect our operations. Such potential trends and factors include:

•	adverse changes in the conditions in the specific markets for our products;

•	visibility to, and the actual size and timing of, capital expenditures by our customers;

•	inventory practices, including the timing of deployment, of our customers;

•	the conditions in the broader market for Communications, including data networking, computerized information access equipment and services, and the domestic or global economy generally;

•	governmental regulation or intervention affecting Communications or data networking;

•	adverse changes in the public and private equity and debt markets and the ability of our customers and suppliers to obtain financing or to fund capital expenditures; and

•	adverse changes in the credit ratings of our customers and suppliers.

     As a consequence, operating results for a particular period are difficult to predict. Any of the above factors could have a material adverse effect on our business, results of operations, and financial condition.

COMPETITION FOR PERSONNEL IN THE TECHNOLOGY RETAIL INDUSTRY IS INTENSE.

     We believe that our future success depends in part on our continued ability to hire, assimilate and retain qualified personnel. To date, we believe that we have been successful in recruiting and retaining qualified employees. However, we may not be successful in retaining or recruiting qualified employees in the future and a failure to do so could have a material adverse effect on our business, results of operations, and financial condition.

THE RETAILING BUSINESS IS COMPETITIVE.

     The retailing industry is and will continue to be intensely competitive. Our stores will face increasing competition not only with other department stores in the geographic areas in which they operate, but also with numerous other types of retail formats, including specialty stores, general merchandise stores, off-price and discount stores, new and established forms of home shopping (including mail order catalogs, television, and computer services), and manufacturer outlets.

THE RETAILING BUSINESS IS SEASONAL.

     The retailing business is seasonal in nature, with a high proportion of sales and operating income generated in November and December. Our working capital requirements fluctuate during the year, increasing somewhat in mid-Summer in anticipation of the Fall merchandising season and increasing substantially prior to December as significantly higher inventory levels are necessary.

DEPENDENCE ON ECONOMIC CONDITIONS AND CONSUMER PREFERENCES MAY ADVERSELY EFFECT OUR BUSINESS.

     Our business is subject to economic cycles and changing consumer preferences. Purchases of discretionary small tend to decline in periods of economic uncertainty. The Company is particularly vulnerable since the Company’s products are upscale and expensive. As such, any significant decline in general economic conditions or uncertainties regarding future economic prospects that affect consumer spending could have a material adverse effect on the Company’s business, results of operations and financial condition.

THE RAPID DEVELOPMENT OF TECHNOLOGY MAY ADVERSELY EFFECT OUR BUSINESS.

     The retail consumer electronics market is dominated by mass merchants. Historically, mass merchants have emphasized volume by selling lower performing products at lower prices. In contrast, specialty boutiques have emphasized selling higher quality products at higher prices. However, development of technologies, which has been extremely rapid in the electronics industry, has substantially reduced the difference between more expensive and less expensive products. Future technological advances may further reduce this difference, possibly to the point at which performance and features will be indistinguishable. Thus, there can be no assurance that we will be able to continue to rely on this difference to implement its operating strategy.

IT MAY BE DIFFICULT TO SERVE US WITH LEGAL PROCESS OR ENFORCE JUDGMENTS AGAINST US OR OUR MANAGEMENT.

     All or a substantial portion of our assets are located in China. In addition, all of our directors and officers are non-residents of the United States, and all or substantial portions of the assets of such non-residents are located outside the United States. As a result, it may not be possible to effect service of process within the United States upon such persons. Moreover, there is doubt as to whether the courts of China would enforce:

•	judgments of United States courts against us, our directors or our officers based on the civil liability provisions of the securities laws of the United States or any state; or

•	in original actions brought in China, liabilities against non-residents or us based upon the securities laws of the United States or any state.

ACQUISITIONS MAY AFFECT OUR BUSINESS AND DISTRACT MANAGEMENT DUE TO DIFFICULTIES IN ASSIMILATING PERSONNEL AND OPERATIONS.

     If we acquire a company, we could face difficulties in assimilating that company’s personnel and operations. Acquisitions also involve the need for integration into existing administration, services marketing, and support efforts. These acquisitions and investments could disrupt its ongoing business, distract management and employees and increase its expenses. In addition, key personnel of the acquired company may decide not to work for us.

OUR STOCK PRICE IS VOLATILE.

     Our common stock has experienced, and may continue to experience, substantial price volatility, particularly as a result of variations between our actual or anticipated financial results and the published expectations of analysts and as a result of announcements by our competitors and us. In addition, the stock market has experienced extreme price fluctuations that have affected the market price of many technology companies in particular and that have often been unrelated to the operating performance of these companies. A major decline in the capital markets generally, or in the market price of our securities may negatively impact our ability to make future strategic acquisitions, raise capital, issue debt, or retain employees. These factors, as well as general economic and political conditions, may in turn have a material adverse effect the market price of our common shares.

FUTURE SALES OF OUR COMMON STOCK REGISTERED FOR PUBLIC SALE BY THIS REGISTRATION STATEMENT COULD CAUSE OUR STOCK PRICE TO PLUMMET, ADVERSELY AFFECTING OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.

     After this offering, approximately 34,000,000 shares of common stock shares may be sold on the public market as compared to 30,215,384 prior to this offering. If demand to purchase our shares is weak, our stock price could plummet and cause a significant loss of investment.

THE CHINESE GOVERNMENT COULD CHANGE ITS POLICIES TOWARD PRIVATE ENTERPRISE OR EVEN NATIONALIZE OR EXPROPRIATE IT, WHICH COULD RESULT IN THE TOTAL LOSS OF OUR INVESTMENT IN THAT COUNTRY.

     Our business is subject to significant political and economic uncertainties and may be adversely affected by political, economic and social developments in China. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The Chinese government may not continue to pursue these policies or may significantly alter them to our detriment from time to time with little, if any, prior notice.

     Changes in policies, laws and regulations or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to stockholders, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business. Nationalization or expropriation could even result in the total loss of our investment in China and in the total loss of your investment.

IF RELATIONS BETWEEN THE UNITED STATES AND CHINA WORSEN, OUR STOCK PRICE MAY DECREASE AND WE MAY HAVE DIFFICULTY ACCESSING U.S. CAPITAL MARKETS

     At various times during recent years, the United States and China have had significant disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China, whether or not directly related to our business, could adversely affect the market price of our common stock and our ability to access U.S. capital markets.

PRC ECONOMIC, POLITICAL AND SOCIAL CONDITIONS AS WELL AS GOVERNMENT POLICIES COULD AFFECT OUR BUSINESS.

     Substantially all of our business, assets and operations are located in China. The economy of China differs from the economies of most developed countries in many respects, including:

•	government involvement;

•	level of development;

•	growth rate;

•	control of foreign exchange; and

•	allocation of resources.

     The economy of China has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry by imposing industrial policies. It also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

     The economy of China has experienced significant growth in the past 20 years, but growth has been uneven both geographically and among various sectors of the economy. The PRC government has implemented various measures from time to time to control the rate of economic growth. Some of these measures benefit the overall economy of China, but may have a negative effect on us. For example, our operating results and financial condition may be adversely affected by:

•	changes in the rate or method of taxation;

•	imposition of additional restrictions on currency conversion and remittances abroad;

•	reduction in tariff or quota protection and other import restrictions;

•	changes in the usage and costs of state-controlled transportation services; and

•	state policies affecting the industries that are key consumers of aluminum products as well as policies affecting the aluminum industry.

GOVERNMENT CONTROL OF CURRENCY CONVERSION AND FUTURE MOVEMENTS IN EXCHANGE RATES MAY ADVERSELY AFFECT OUR OPERATIONS AND FINANCIAL RESULTS.

     We receive substantially all of our revenues in renminbi. A portion of such revenues will be converted into other currencies to meet our foreign currency obligations. Foreign exchange transactions under our capital account, including principal payments in respect of foreign currency-denominated obligations, continue to be subject to significant foreign exchange controls and require the approval of the State Administration of Foreign Exchange. These limitations could affect our ability to obtain foreign exchange through debt or equity financing, or to obtain foreign exchange for capital expenditures.

     Since 1994, the conversion of renminbi into foreign currencies, including U.S. dollars, has been based on rates set by the People’s Bank of China, which are set daily based on the previous day’s PRC interbank foreign exchange market rate and current exchange rates on the world financial markets. Since 1994, the official exchange rate for the conversion of renminbi to U.S. dollars has generally been stable. Our financial condition and results of operations may also be affected by changes in the value of certain currencies other than the renminbi in which our earnings and obligations are denominated. In particular, a devaluation of the renminbi is likely to increase the portion of our cash flow required to satisfy our foreign currency-denominated obligations.

THE PRC LEGAL SYSTEM IS NOT FULLY DEVELOPED AND HAS INHERENT UNCERTAINTIES THAT COULD LIMIT THE LEGAL PROTECTIONS AVAILABLE TO YOU.

     The PRC legal system is a system based on written statutes and their interpretation by the Supreme People’s Court. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, the PRC government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. Two examples are the promulgation of the Contract Law of the PRC to unify the various economic contract laws into a single code, which went into effect on October 1, 1999, and the Securities Law of the PRC, which went into effect on July 1, 1999. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and their non-binding nature, interpretation and enforcement of these laws and regulations involve uncertainties. In addition, as the PRC legal system develops, changes in such laws and regulations, their interpretation or their enforcement may have a material adverse effect on our business operations.

SHAREHOLDERS MAY NOT SUCCESSFULLY ENFORCE THEIR RIGHTS UNDER THE PRC COMPANY LAW.

     The legal framework to which we are subject may be materially different from laws in the United States with respect to, for example, the protection of minority shareholders. In addition, the mechanisms for enforcement of rights under the corporate framework to which we are subject is also relatively undeveloped and untested. In China, shareholders do not have the right to sue the directors, supervisors, officers or other shareholders on behalf of the corporation to enforce a claim against such party or parties which the corporation has failed to enforce itself.

     China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States and therefore recognition and enforcement in China of judgments of a court in any of these jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

OUR FUTURE SUCCESS IS DEPENDENT UPON OUR ABILITY TO RETAIN KEY MANAGEMENT.

     Our success is dependent upon the continued services, our chief Executive Officer and Chairman of the Board of Directors and upon the skills, experience and efforts of our key marketing and other management personnel. The loss of the continued services of any of these individuals could have a negative effect on our business.

THE CONTINUOUSLY ADJUSTABLE CONVERSION PRICE FEATURE OF OUR CONVERTIBLE NOTES COULD REQUIRE US TO ISSUE A SUBSTANTIALLY GREATER NUMBER OF SHARES WHICH WILL CAUSE DILUTION TO OUR EXISTING STOCKHOLDERS.

     Our obligation to issue shares upon conversion of the notes is essentially limitless. The following is an example of the amount shares of our common stock that is issuable, upon conversion of the notes, based on market prices 25%, 50% and 75% below the market price, as of January 22, 2002 of $1.10.

			Number of Shares	Percentage of
% Below Market	Price Per Share	Discount of 20%	Issuable	Outstanding Stock

25%	$.682	$.66	454,545	1.5%
50%	$.55	$.44	681,818	2.3%
75%	$.227	$.21	1,428,571	4.7%

As illustrated, the number of shares of common stock issuable upon conversion of the notes will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

THE ISSUANCE OF SHARES UPON CONVERSION OF THE NOTES, AND EXERCISE OF THE WARRANTS MAY CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION TO OUR EXISTING .

     The issuance of shares upon conversion of the notes, and exercise of the warrants, may result in substantial dilution to the interests of other holders since the selling security holder may ultimately convert and sell the full amount issuable on conversion. Although the selling security holder may not convert their securities and/or exercise their warrants into more than 4.99% of our outstanding common stock, this restriction does not prevent the selling security holder from converting and/or exercising some of its holdings and then converting the rest of its holdings. In this way, the selling security holder could sell more than this limit while never holding more than this limit. In addition, the selling security holder may waive the 4.99% limitation upon 75 days prior written notice or upon an event of default. If this limit is waived there is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock.

THE CONTINUOUSLY ADJUSTABLE CONVERSION PRICE FEATURE OF THE NOTES MAY ENCOURAGE OTHERS TO MAKE SHORT SALES OF OUR COMMON STOCK, WHICH COULD HAVE A DEPRESSIVE EFFECT ON THE PRICE OF OUR COMMON STOCK.

     The notes which we issued are convertible into shares of our common stock at a 20% discount to the trading price of the common stock either prior to the issuance of the notes or prior to the conversion, whichever is lower. The downward pressure on the price of the common stock as the selling security holder converts and sells common stock could encourage short sales by others. This could place further downward pressure on the price of the common stock.

LIMITED TRADING VOLUMES AND SHARES ELIGIBLE FOR FUTURE SALE BY OUR CURRENT STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE.

To date, we have had a very limited trading volume in our common stock. As long as this condition continues, the sale of a significant number of shares of common stock at any particular time could be difficult to achieve at the market prices prevailing immediately before such shares are offered. We issued 15,709,130 restricted shares to various persons in connection with the acquisition of Guangdong Gosun Communication Equipment Sales Co., Ltd. These shares became tradable under Rule 144, promulgated under Securities Act of 1933, on January 12, 2002. In addition, sales of common stock, including shares issuable upon the exercise of outstanding options and warrants or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital at that time through the sale of our securities.

OUR COMMON STOCK IS PENNY STOCK AS DEFINED IN THE EXCHANGE ACT AND AN INVESTOR MAY FIND IT MORE DIFFICULT TO DISPOSE OF OR OBTAIN ACCURATE QUOTATIONS AS TO THE PRICE OF THE SHARES OF THE COMMON STOCK.

     Our Stock is classified as penny stock and is traded in the over-the-counter market on the OTC Bulletin Board. As a result of this classification, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of the common stock being registered hereby. In addition, the “penny stock” rules adopted by the Commission under the Exchange Act subject the sale of the shares of the common stock to certain regulations which impose sales practice requirements on broker-dealers. For example, broker-dealers selling such securities must, prior to effecting the transaction, provide their customers with a document that discloses the risks of investing in such securities. Furthermore, if the person purchasing the securities is someone other than an accredited investor or an established customer of the broker-dealer, the broker-dealer must also approve the potential customer’s account by obtaining information concerning the customer’s financial situation, investment experience and investment objectives. The broker-dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in such securities. Accordingly, the Commission’s rules may limit the number of potential purchasers of the shares of the common stock.

FORWARD-LOOKING STATEMENTS

     Certain statements in this prospectus that are not related to historical results, including statements regarding our business strategy and objectives and future financial position, are forward-looking statements within the meaning of the federal securities laws. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, we cannot assure that they will prove to be accurate. Actual results could be substantially different from those discussed in the forward-looking statements, due to a variety of factors, including unforeseen changes in regulatory policies, competition from other similar businesses, market factors and general economic conditions. All forward-looking statements contained in this prospectus are qualified in their entirety by this statement.

USE OF PROCEEDS

     We have registered these shares because of registration rights granted to the selling security holders. We will not receive any proceeds from the issuance of common stock to the selling security holders, however, we will receive the proceeds from the exercise of the warrants, when and if exercised.

SELLING SECURITY HOLDERS

     The following table sets forth certain information concerning the resale of the shares of common stock by the selling security holder. We will not receive any proceeds from the resale of the common stock by the selling security holder. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling security holder, the selling security holder will not continue to own any shares of our common stock.

     The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

	Total Shares of	Total Percentage		Shares of
	Issuable Upon	of Common		Common Stock	Beneficial	Percentage of	Beneficial	Percentage of
	Conversion of	Stock, Assuming		Included in	Ownership	Common Stock	Owner-ship	Common Stock
	Notes and/or	Full		Prospectus	Before the	Owned Before	After the	Owned After
Name	Warrants(2)	Conversion(2)		(1)	Offering	Offering	Offering	Offering

Laurus Master Fund, Ltd.	569,984 shares	1.9	%(4)	1,745,000	1,745,000	4.99%	—	—
	(3)			shares	shares

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the notes is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1)	Because the number of shares of common stock issuable upon conversion of the notes are dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. However the selling security holder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. As a result of the contractual agreement not to exceed 4.99% beneficial ownership, the selling stockholder does not believe it is a control person as defined in the Exchange Act or is required to file a Schedule 13D.

(2)	Assumes that 80% of the average of the three lowest closing prices of our common stock for the thirty days immediately prior to this conversion date is $0.67.

(3)	Includes 15,000 shares underlying warrants that are currently exercisable at an exercise price of $1.28 per share. In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, Laurus Capital Management, L.L.C. may be deemed a control person of the shares owned by such entity. David Grin and Eugene Grin are the principals of Laurus Capital Management, L.L.C.

(4)	Common stock subject to conversion of the notes, or exercise of the warrants, is deemed outstanding for purposes of computing the percentage of the person holding such notes, or warrants, but is not deemed outstanding for purposes of computing the percentage for any other person. Percentages based on 30,215,384 shares of common stock outstanding as of January 22, 2002.

PLAN OF DISTRIBUTION

     The selling security holders and any of their pledges, assignees, and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. There is no assurance that the selling security holders will sell any or all of the common stock in this offering. The selling security holders may use any one or more of the following methods when selling shares:

     Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; Purchases by a broker-dealer as principal and resale by the broker-dealer for its own account; an exchange distribution following the rules of the applicable exchange; Privately negotiated transactions; short sales or sales of shares not previously owned by the seller; Broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share; A combination of any such methods of sale; or any other lawful method

     Broker-dealers engaged by the selling security holders might arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from selling security holders in amounts to be negotiated. If any broker-dealer acts as agent for the purchaser of shares, the broker-dealer may receive commission from the purchaser in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     Underwriter Status

     The selling security holders and any broker-dealers or agents that are involved in selling the shares may be considered to be “underwriters” within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

     Because the selling security holder is deemed an “underwriter” within the meaning of Section 2(11) of the Securities Act, it will be subject to the prospectus delivery requirements.

     We are required to pay all fees and expenses incident to the registration of the shares in this offering. However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering. We have agreed to indemnify the selling security holders and their officers, directors, employees and agents, and each person who controls any selling shareholder, in certain circumstances against certain liabilities, including liabilities arising under the Securities Act. Each selling shareholder has agreed to indemnify Gosun and our directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.

     If we are notified by the selling security holder that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling security holder and the broker-dealer.

MANAGEMENT

Directors, Executive Officers and Key Employees

     The following table sets forth the names and ages of our current directors, executive officers and significant employees. Our board of directors is comprised of only one class. All of the directors will serve until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. Executive officers serve at the discretion of the board of directors, and are appointed to serve until the first Board of Directors meeting following the annual meeting of stockholders. Also provided is a brief description of the business experience of each director and executive officer and the key management personnel during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the federal securities laws.

Name	Age	Position

Mr. Yi-biao Chen	37	Chairman of Board of Directors
Mr. Lu-gao Ye	38	President
Mr. De-hong Chen	36	Secretary
Mr. Jie-chao Yang	36	Director
Mr. Jin-qiu Mai	48	Director
Mr. Xue-hou Liu	37	Director and CFO
Mr. Hung Kee Lai	53	Director

     Mr. Yi-biao Chen, , is Chairman of Board of Directors. Mr. Chen graduated from the Department of Economics of Zhongshan University with a Bachelors degree in Economics. He is member of the standing committee and also Vice-Chairman of Guangdong Province Youth League, member of the standing committee of Guangzhou Political Consultative Conference, Chairman of Guangdong Association of Young Entrepreneurs, one of Top-Ten Young Elites of Guangzhou City and laureate of “Guangdong Province Youth Prize”. From 1988 to 1989, Mr. Chen worked for the Development Research Center of Guangdong Province, engaging in the study of economic strategy. He went to lead an affiliated enterprise of the Foreign Economic & Trade Commission of Huicheng District, Huizhou City, Guangdong Province in 1989. In 1993, he founded Guangdong Gosun Communication Corporation.

     Mr. Lu-gao Ye, is President of the Company. Mr. Ye graduated from South China Normal University with a Master degree in Education. From 1988 to 1994, Mr. Ye worked as a lecturer of the Department of Physics in South China Normal University. He then joined Gosun Group, in charge of different aspects of business including technology, paging and business development.

     Mr. De-hong Chen, is Secretary of the Company. From 1997 to 2000, he was vice-president and CFO in Guangdong Guanhao Advanced Technique Stock Co., Ltd. Mr. Chen subsequently joined Gosun Communication Corporation in 2001 and is currently responsible for daily work of operational and financial management. He obtained a Master degree in Finance from Chinese People University.

     Mr. Jie-chao Yang, is a Director of the Company. Mr. Yang has begun to serve Gosun Group since 1992, in charge of the design and construction of network and development of wireless paging system. He is also in charge of certain technological aspects of the Group. Mr. Yang graduated from Beijing University with a Master degree in Control Theory.

     Mr. Jin-qiu Mai, is a Director of the Company. From 1976 to 1997, he worked for Guangzhou Globe Tyre Manufacturing Factory as Chief Accountant/Financial Officer. Mr. Mai joined Gosun Group in 1997 and is currently responsible for marketing and financial control. Mr. Mai graduated from Guangdong Spare-time University majoring in accounting.

     Mr. Xue-hou Liu, is a Director and CFO of the Company. Mr. Liu graduated from Zhongshan University with a Master degree in Economics in 1989. From 1989 to 1991, he worked as CFO in Zhuhai Yuefeng Corporation and obtained his CPA certificate. From 1991 to 1999, he’s dispatched to a Chinese corporation in Hong Kong and was promoted from chief officer of the financing department to senior manager of the investment department step by step. He joined Gosun as a director and CFO in 2000.

     Mr. Hung Kee Lai, is a Director of the Company. He has been a financial advisor for Pan-Pacific Capital in Hong Kong since 1998. Between 1992 and 1998, he worked in the corporate finance area for Sassoon Securities Limited, concentrating on analyzing Chinese companies for possible fund raising activities. He was also a financial analyst for the Securities and Exchange Commission of the United Stated between 1984 and 1990. Mr. Lai received his Doctor of Economics degree in Industrial Economics from Jinan University in Guangdong Province, the PRC; a Master of Business Administration degree in International Business from George Washington University; and a Bachelors degree in Business Administration degree in accounting from Florida International University.

Board of Directors

     Between January 1, 2001 and January 2, 2002, the board of directors met two times; certain corporate actions were also conducted by unanimous written consent of the board of directors. Directors receive no compensation for serving on the board of directors, but are reimbursed for any out-of-pocket expenses incurred in attending board meetings. We have no audit, nominating or compensation committees or committees performing similar functions.

DESCRIPTION OF SECURITIES

General

     As of the date of this prospectus, the authorized capital stock of our Company consists of 49,000,000 shares $0.001 par value, per share of common stock of which 30,215,384 shares are issued and outstanding. There are approximately 650 shareholders of record.

     The following is a description of our securities taken from provisions of our Articles of Incorporation and by-laws, each as amended. The following description is a summary and is qualified in its entirety by the above referenced provisions of the Articles of Incorporation and by-laws as currently in effect.

Common Stock

     All shares of common stock have one vote and vote together as a single class. Voting rights are not cumulative, and, therefore, the holders of more than 50% of the common stock could, if they chose to do so, elect all of the Directors.

     Upon liquidation, dissolution or winding up, our assets, after the payment of our liabilities, will be distributed pro rata to the holders of the common stock. The holders of the common stock do not have preemptive rights to subscribe for any of our securities and have no right to require us to redeem or purchase their shares.

     Holders of common stock are entitled to share equally in dividends when, as and if declared by our board of directors, out of funds legally available for the payment of dividends. We have not paid any cash dividends on the common stock, and it is unlikely that any dividends will be declared in the foreseeable future.

8% Convertible Notes due December 21, 2003

     The securities being offered by the selling security holder represent shares of common stock that are issuable upon the conversion of convertible notes and upon the exercise of warrants that we issued in a private offering on December 21, 2001. The notes are for an aggregate principal amount of $300,000 with interest of 8% payable in arrears commencing December 31, 2001 and quarterly thereafter.

     The notes are convertible into our common stock at a rate equal to the lower of (i) eighty (80%) of the average of the four lowest closing bid prices for the common stock on the OTCBB, Nasdaq SmallCap Market, Nasdaq National Market System, American Stock Exchange, or New York Stock Exchange hereinafter referred to as the “Principal Market”, or if not then trading on a Principal Market, such other principal market or exchange where the common stock is listed or traded for the thirty (30) trading days prior to but not including the December 21, 2001; or (ii) eighty percent (80%) percent of the average of the four lowest closing bid prices for the common stock on the Principal Market, or on any securities exchange or other securities market on which the common stock is then being listed or traded, for the thirty (30) trading days prior to but not including the date of conversion. However, the notes may not be converted into common stock, nor may the holder receive shares in payment of interest, if the note holder and any affiliate would, as a result, beneficially own more than 4.99% of our issued and outstanding shares of common stock.

Warrants

     Five-year warrants to purchase up to 15,000 shares of our common stock were issued to Laurus Master Fund, Ltd. The warrants were issued in connection with the Securities Purchase Agreement, dated as of December 21, 2001. The warrants are exercisable at a purchase price equal to 120% of the average of the three lowest closing prices of the common stock reported by Bloomberg Financial for the ten trading days prior to but not including the date the warrant is exercised.

Registration Rights

     We agreed to file a Registration Statement to register under the Securities Act not less than 300% of the Shares issuable upon exercise of the warrants and upon conversion of the notes and the notes. This prospectus is a part of that Registration Statement. We agreed to pay all expenses for registration of the securities. In addition, we agreed to comply with all necessary state securities laws so as to permit the sale of the common stock by the investors.

     We agreed to use our best efforts to cause this Registration Statement to become effective within 90 days from the closing date of the Securities Purchase Agreement. We also agreed that, if this Registration Statement has not been declared effective by the specified date, we will pay certain liquidated damages in the amount of 2% per month or part thereof until the registration statement is declared effective and the conversion price of the notes will be reduced by 10% for each 30-day period that the registration statement is not effective.

     Pursuant to the Securities Purchase Agreement, the Selling Security holders may transfer the notes warrants under certain circumstances. Such transferees may also be Selling Security holders under this Prospectus. One or more supplemental prospectuses will be filed pursuant to Rule 424 under the Securities Act of 1933 to set forth the required information regarding any additional Selling Security holders.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

     Our Articles of Incorporation limit the liability of directors to the maximum extent permitted by Texas law. In addition, our bylaws require us to indemnify our directors and officers, and allow us to indemnify our other employees and agents to the fullest extent permitted by law. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for indemnification. If we permit indemnification for liabilities arising under the Securities Act to directors, officers or controlling persons under these provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is unenforceable.

BUSINESS

Corporate History

     We were incorporated under the laws of the State of Texas in 1988, under the name Black Wing Corporation. Our name was changed to Holmes Microsystems, Inc. in 1990. On April 4, 1989, we acquired all of the issued and outstanding shares of a company known as Surface Tech, Inc., which was originally known as Holmes Microsystems, Inc. The transaction had been accounted for as a recapitalization of Holmes Microsystems, Inc. in a manner similar to a reverse purchase. Accordingly, Holmes Microsystems, Inc. was treated as the surviving entity. As part of this transaction our name was changed to Holmes Microsystems Inc. and the original Holmes Microsystems Inc., which was then a wholly owned subsidiary, was liquidated.

     Until the fiscal year ended January 31, 1994, we had been engaged in the sale of modems which provided data and facsimile capabilities for portable computers. As of the year ended January 31, 1994, all sales ceased and operations and became totally inactive.

     On January 12, 2001, the shareholders of Holmes entered into an exchange agreement with the equity owners of GGCES. Pursuant to the exchange agreement, the GGCES equity owners transferred all of their equity interests in GGCES to Holmes in exchange for 89% of the issued and outstanding shares of Holmes after giving effect to the share exchange. The exchange agreement resulted in the equity owners of GGCES obtaining a majority voting interest in Holmes and GGCES was treated as the acquiring entity in the transaction for accounting purposes according to generally accepted accounting principles. The reverse acquisition process utilized the capital structure of Holmes and the assets and liabilities of GGCES were recorded at predecessor cost. Being the continuing operating entity, the historical financial statements of GGCES prior to December 31, 2000 are included for financial reporting purposes. The financial year end date of Holmes has also been changed from January 31 to December 31 effective from the financial year ended December 31, 2000. As part of this transaction, Holmes Microsystems, Inc. changed its name to Gosun Communications Ltd., Inc.

Business Overview

     Through our subsidiary GGCES and other subsidiaries we operate retail stores where we sell a broad range of telecommunications equipment and related products. We also serve as an agent for cellular and paging service providers and are one of the primary agents for China Mobile and China Unicom. GGCES was established in June 1993 as a subsidiary of the then Economic Development Research Center of Guangdong Provincial Government, a state-owned enterprise. GGCES was established on September 15, 2000 and organized under the laws of the PRC as a private limited liability company. As of December 31, 2001, the Company operates 14 stores in Guangdong Province and 4 in Shanghai, the PRC.

     After reform of telecommunications industry in the PRC, the telecommunications business has been divided. There have been several innovations in information technologies in the PRC. First, the combination of wireless network technology and mobile communications with Internet. According to Credit Lyonnaise Asian, the number of Chinese mobile telecommunications service users may reach 214 million and the number of fixed telephone service users would reach 185 million by the end of year 2004.

     In recent years, consumer electronics retailing has become increasingly dominated by large format stores, including superstores and mass merchandisers These stores typically attempt to achieve high sales volumes by marketing a wide variety of products to a broad segment of consumes, with an emphasis on introductory level products and relatively low prices. Many of the major department stores and catalog showroom companies have discontinued their sales of consumer electronics as a result of their inability to compete with large national superstores and discount merchandisers. Many national electronics retailers have sought to capitalize on the growth of particular product categories, such as personal computers, within the overall consumer electronics industry. We believe this emphasis has contributed to a decreased emphasis by those retailers on the higher-end audio and video products. We believe the emphasis of the mass merchandisers on high volume, lower priced merchandising prevents these stores from being able to provide the depth of product knowledge and the consumer service that we are able to provide. This, combined with our focus on high-end, high technology products, distinguishes us sufficiently so that we are not targeting our sales to the same market as the mass merchandisers.

Products

     In our retail stores we offer a variety of telecommunications products, small electronic and related accessories, including cellular phones, personal digital assistants (PDA’s), pagers, cellular phone Smart Cards, value-refill smart cards and computers. Our product offering change and improve rapidly over time. Set forth below is a sample products that we offer in our retail chain stores:

     Mobile/Cellular Telephones

     Mobile/Cellular telephones are an integrated communications system that integrate wired, wireless, exchange equipment. The Mobile/Cellular telephones are composed of a mobile telephone exchange center, base station and mobile station. Currently, there are two kinds of mobile cellular telephones, (i) the simulated mobile telephone and (ii) the digital mobile telephone. We carry many kinds of brand name mobile telephones and accessories such as, Motorola, Nokia, Ericsson, NEC, Panasonic, Philips, Alcatel and Siemens and local brands such as Narfay Eaoke, TCL and Tongxin.

     HuiXun CP988 YiDian Tong professional Stock Information Machine (“Stock Cattle”)

     The Stock Cattle is a professional stock information machine that is the size of an average pager. It contains a touch screen design with a large screen display area. By utilizing high-speed error code resistant technology, information can be accurately transmitted and received. The Stock Cattle is uniquely designed curve function that allows for easier viewing of the stock information shown on the screen. The Stock Cattle also has a built-in calculator function and a large capacity for information storage, which can store up to 4095 stock prices.

     HuiXun CP866 Money Man Stock Information Machine (“Stock Link”)

     The Stock Link is a small hand-held device that is the size of a pager. Information can be stored on up to 2700 screens. Paging station can provide other information as value-added services. Besides these, information variation alarm function has been set up to prompt data changes and price prompt function can also be installed to catch investment opportunities.

     SIM Card (“Smart Card”)

     The Smart Card is a personal data card used for digital mobile telephone handsets a credit card sized plastic card with an embedded, programmable computer chip, is a secure and versatile tool. Each card represents one user. After the installation of a Smart Card a Global System for Mobile Communications (“GSM”) digital mobile telephone handset can be activated. The Smart Card may be placed in any GSM handset. Phone fee and personal data are automatically identified by a computer center and automatically recorded in the customers’ personal account. Gosun is a certified agent of China Mobile and China Unicom for GSM users.

     Value and Value-Rechargeable Smart Cards (“Value Cards”)

     The Value Cards are similar to the Smart Card and a generally used for digital mobile telephones. The difference being that each Value Card has a monetary limit and is assigned specific mobile number. Whenever the Value Card is used to make a call or receive a call, phone fees will be automatically deducted from the balance of the card. When the balance becomes zero, the service will automatically stop.

     We offer China Travel Value-refilling Card, Global Link Value-refilling Card, Ruyi Value-refilling Card, and South Guangdong Travel Value-refilling Card.

     Pagers

     We sell several brands of two-way pagers and carry maintenance contracts with both Motorola and NEC.

     Computers and PDA’s

     In our retail stores, we carry Palm Handspring, Casio and other brands of PDA’s. We also carry computers, both desktop and notebooks, made by Samsung and Hewlett Packard.

     The estimated proportion in sales of various products are as follows:

Type	Trademark	Sales Proportion

Mobile cellular telephones	Nokia	43%
	Motorola	30%
	Ericsson	5%
	Siemens	8%
	Others	6%
Pagers	Stock machine	63%
	Chinese machine	15%
	Digital machine	22%
Mobile Card	Number distribution	63%
	China Travel	32%
	Lingnan Travel	5%
Others	IP card	53%
	IC card	17%
	Network card	30%

Suppliers

     We have established close relations with various suppliers. Although certain suppliers are preferred, multiple sources exist for most of the products offered. We generally adhere to the following standards in selecting suppliers:

•	The supplier should have strategic importance;

•	The supplier should be have the capacity to supply products is short of demand; and

•	There is a pre-existing relationship with the supplier.

     Our policy is to take advantage of cash or payment discounts offered by manufacturers. We have also been able to obtain substantial levels of manufacturers’ rebates based on volume buying levels and on occasion we have been able to negotiate favorable terms on very large volume purchases.

     Our relationship with the suppliers is divided into the following categories.

     1. Agency System

We are authorized by Guangdong Mobile Communications Co., Ltd. and Guangdong Universal Communications Co., Ltd. to be their licensed Grade A agent. Guangdong Mobile Communications Co., Ltd. monopolizes the mobile Communications services in Guangdong Province, it is authoritative and powers with market strength. The contents of cooperation of being an agent are as follows:

•	Exclusive Sales: To sell specified commodity (e.g. SIM card) within a specified period (generally for the promotional period on a monthly basis).

•	Approval of Agents of Lower Level: To approve the application for the admission of Grade B retail agents. Through our investigation and verification, we have the right to authorize the distributor, who can satisfy the Mobile Communications Bureau’s requirements, to be an agent enterprise of lower level and to enjoy and undertake the rights and duties assigned by the company.

•	Compensation: We enjoy the top grade labor service payment provided by the Mobile Communications Bureau.

•	The Mobile Communications Bureau will support the Company for holding relevant large-scale promotional activities.

•	China Mobile and China Unicom will also support all major promotional activities held by Gosun.

     2. Product Buying and Selling System

The manufacturers and distributors in the Communications industry in the PRC utilize our retail channels to sell their products into the market. This cooperation method varies from case to case, depending on mutual relations and natures of the product. We have entered into the following three kinds of cooperation:

•	Commissioned Sales: The biggest benefit of commissioned sales is that there exists no risk and no purchase cost. In the condition that no fund is being put up, the profit thus produced is the based profit plus risk-premium payment. This kind of cooperation must be built on the basis of mutual confidence and long-term cooperation. Only those enterprises with actual economic strength and adequate selling channels can enjoy such kind of credit cooperation. In addition, commissioned sales will not lead to operation losses as a result of price-cutting.

•	Currently, we are commissioned to sell the following brands of equipment and parts: Motorola, Ericsson, Siemens, Sony, Mitsubishi, Alcat, Samsung, Hewlett Packard, Eoke, Tongxin, NEC and TCL. The volume of the sales on commission accounts for approximately one sixth of our total sales income. Such a no-cost, high-profit commissioned sales system has become one our main sources of profit.

The representative cooperators that use this cooperation method include Jiangmen Xinlian Communications Co., Ltd.; Guangdong Yifang Communications Co., Ltd.; and Foshan Gaoxun.

     3. Target System

•	The manufacturers or distributors work together with us and pre-set certain sales target for each retail store. Target system has become a hot spot in market operation and has become a trend. Boasting the advantages of low risk, low cost and fair profit margin, this method is only inferior to the commissioned sales system.

•	The suppliers that are cooperating with us in this mode include the agent of Motorola, the agent of Ericsson, Siemens, Mitsubishi, Sony, TCL, Decell, and South Hi-Tech. The contents of cooperation are basically same as those of commissioned sales system.

     4. Purchase and Sale System

The purchase and sale system is a traditional method in the sales industry. The quantity of products that are supplied in this method accounts for three fourth of the total quantity of products we sold. We have carried out the purchase and sale cooperation with the agent of Motorola, the agent of Ericsson, the agent of Nokia, and Siemens for part of their products. The contents and advantages of this system are as follows:

•	To make plans on sales volume and provide price-based rewards and quantity-based rewards. In comparison with the commissioned sales system, the obvious advantage of this method is that the amount of monthly rewards can be as high as tens of thousand of RMB.

•	There is a corresponding extension period in the aspect of price protection. The suppliers that adopt this cooperation mode include Tianyin Communications Company; CellStar; and Ningbo Dongfang Communications Company.

Set forth below are primary suppliers and the forms of cooperation we have with each of them.

Suppliers	Form of Cooperation

China Mobile	Primary Agent: Assignment of GSM139-series mobile phone number; China Travel Refilling Cards
China Unicom	Primary Agent: Assignment of GSM130-series mobile phone number, Ruyi Link Refilling Cards, 193 Truck Call service
China Telecom	200-cards, IP cards, IC cards
China Railway Communication	Agent of IDD truck call service
China Jitong	Consignment of IP phone cards
Nokia	First primary terminal agent in China, certified inspector of mobile phones
Motorola	Terminal partner of sales network, certified mobile repairs and maintenance
Siemens	Terminal partner of sales network
Panasonic	Terminal partner of sales network, certified mobile repairs and maintenance

Suppliers	Form of Cooperation

Mitsubishi	Terminal partner of sales network, certified mobile repairs and maintenance
Alcatel	Terminal partner of sales network, certified mobile repairs and maintenance
Ericsson	Terminal partner of sales network, certified mobile repairs and maintenance

Our Strategy

     Our strategy is to capitalize on our position as the upscale, full service consumer electronics alternative to our competitors. The following are some of the key elements of our business strategy:

•	increase the quantity of retail localities;

•	reduce debt and related financing expenses;

•	increase advertising budget;

•	strengthen the training of our employees;

•	implement the use of technical software to increase labor efficiency;

•	strengthen our relationship with China Telecom.

     In addition to our business strategy, which integrates outstanding product selection and after-market service and support, we intend to grow our business by doing the following:

     Increase Same Store Sales

     We expect to increase our same store sales by continuing our focus on products incorporating the latest technology, since higher sales prices are typically associated with these products. For example, we feel that by offering an increasing number of digitally based products as they become available on the market, we can benefit from the higher prices at which these products are sold. We are also increasing our same store sales by expanding the capabilities that can be incorporated into our integrated systems.

     Open New Stores

     We expect to continue to explore the opening of new stores in geographic areas within our existing distribution network and advertising radius in order to realize efficiencies and cost benefits derived from the clustering of our stores. Our current plans are to open eight new stores in the Bejing area.

     Upgrade Existing Stores and Pursue Acquisitions

     We continually improve our existing stores by upgrading and rotating product displays and remodeling the interiors. We believe that we may gain significant benefits through strategic acquisitions of local and regional specialty retailers. Due to the fragmentation of the retail consumer electronics market, many opportunities exist for the acquisition of high-end stores. We have identified geographic markets with favorable demographics and intend to pursue acquisitions of local and regional stores with local brand-name recognition as a platform for expansion into those markets.

Competition

     Generally, our stores are in competition not only with other stores in the geographic areas in which they operate but also with other types of retail outlets, including specialty stores, general merchandise stores and off-price and discount stores.

     Competitive factors in the market for our products include: technology offered; price; availability of vendor financing; product and system performance, product features, quality, delivery, availability and warranty; the quality and availability of service; company image; relationship with key customers, and time-to-market. In Guangzhou, there are nearly 2000 retailers selling Communications products. There are 665 chain stores and manufacturers’ specialty stores, which is less than 34 percent of the total number of stores.

     In Shanghai, the development of the Communications market started in 1992. Take mobile phone for example, in 1992, there was 10,000 users in Shanghai, in 1993 the number doubled to 40,000, in 1995 to 170,000, in 1996 to 360,000, in 1998 surpass 1 million, in 2000 reached 3 million. Every 10 people have 2.5 mobile phones.

Employees and Consultants

     As of December 31, 2001 we had approximately 400 employees.

Seasonality

     The retailing business is seasonal in nature with a high proportion of sales and operating income generated in the months of October, November and December. Working capital requirements fluctuate during the year, increasing somewhat in mid-Summer in anticipation of the Fall merchandising season and increasing substantially prior to December when the Company must carry significantly higher inventory levels.

Governmental Regulation Of Our Operations In China

     All of our subsidiary companies operate from facilities that are located in the People’s Republic of China. Accordingly, our subsidiaries’ operations must conform to the governmental regulations and rules of China.

     The Chinese Legal System

     The practical effect of the People’s Republic of China legal system on our business operations in China can be viewed from two separate but intertwined considerations. First, as a matter of substantive law, the Foreign Invested Enterprise laws provide significant protection from government interference. In addition, these laws guarantee the full enjoyment of the benefits of corporate Articles and contracts to Foreign Invested Enterprise participants. These laws, however, do impose standards concerning corporate formation and governance, which are not qualitatively different from the General Corporation Laws of the several states. Similarly, the People’s Republic of China accounting laws mandate accounting practices, which are not consistent with US Generally Accepted Accounting Principles. The China accounting laws require that an annual “statutory audit” be performed in accordance with People’s

Republic of China accounting standards and that the books of account of Foreign Invested Enterprises are maintained in accordance with Chinese accounting laws. Article 14 of the People’s Republic of China Wholly Foreign-Owned Enterprise Law requires a Wholly Foreign-Owned Enterprise to submit certain periodic fiscal reports and statements to designate financial and tax authorities, at the risk of business license revocation.

     Second, while the enforcement of substantive rights may appear less clear than United States procedures, the Foreign Invested Enterprises and Wholly Foreign- Owned Enterprises are Chinese registered companies which enjoy the same status as other Chinese registered companies in business-to- business dispute resolution. Because the terms of the respective Articles of Association provide that all business disputes pertaining to Foreign Invested Enterprises are to be resolved by the Arbitration Institute of the Stockholm Chamber of Commerce in Stockholm, Sweden applying Chinese substantive law, the Chinese minority partner in our joint venture companies will not assume a privileged position regarding such disputes. Any award rendered by this arbitration tribunal is, by the express terms of the respective Articles of Association, enforceable in accordance with the “United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards (1958).” Therefore, as a practical matter, although no assurances can be given, the Chinese legal infrastructure, while different in operation from its United States counterpart, should not present any significant impediment to the operation of Foreign Invested Enterprises.

     Economic Reform Issues

     Although the majority of productive assets in China are owned by the Chinese government, in the past several years the government has implemented economic reform measures that emphasize decentralization and encourage private economic activity. Because these economic reform measures may be inconsistent or ineffectual, there are no assurances that:

•	We will be able to capitalize on economic reforms;

•	The Chinese government will continue its pursuit of economic reform policies;

•	The economic policies, even if pursued, will be successful;

•	Economic policies will not be significantly altered from time to time; and

•	Business operations in China will not become subject to the risk of nationalization.

     Negative impact upon economic reform policies or nationalization could result in a total investment loss in our common stock.

     Since 1979, the Chinese government has reformed its economic systems. Because many reforms are unprecedented or experimental, they are expected to be refined and improved. Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or in the disparities in per capita wealth between regions within China, could lead to further readjustment of the reform measures. This refining and readjustment process may negatively affect our operations.

     Over the last few years, China’s economy has registered a high growth rate. Recently, there have been indications that rates of inflation have increased. In response, the Chinese government recently has taken measures to curb this excessively expansive economy. These measures have included devaluations of the Chinese currency, the Rennin, restrictions on the availability of domestic credit, reducing the purchasing capability of certain of its customers, and limited re-centralization of the approval process for purchases of some foreign products. These austerity measures alone may not succeed in slowing down the economy’s excessive expansion or control inflation, and may result in severe dislocations in the Chinese economy. The Chinese government may adopt additional measures to further combat inflation, including the establishment of freezes or restraints on certain projects or markets. These measures may adversely affect our telephone communications manufacturing company’s operations.

     To date reforms to China’s economic system have not adversely impacted our operations and are not expected to adversely impact operations in the foreseeable future; however, there can be no assurance that the reforms to China’s economic system will continue or that we will not be adversely affected by changes in China’s political, economic, and social conditions and by changes in policies of the Chinese government, such as changes in laws and regulations, measures which may be introduced to control inflation, changes in the rate or method of taxation, imposition of additional restrictions on currency conversion and remittance abroad, and reduction in tariff protection and other import restrictions.

     China’s Accession into the WTO

     On November 11, 2001, China signed an agreement to become a member of the World Trade Organization sometimes referred to as the WTO, the international body that sets most trade rules, further integrating China into the global economy and significantly reducing the barriers to international commerce. China’s membership in the WTO was effective on December 11, 2001. China has agreed upon its accession to the WTO to reduce tariffs and non-tariff barriers, remove investment restrictions, provide trading and distribution rights for foreign firms, and open various service sectors to foreign competition. China’s accession to the WTO may favorably affect our business in that reduced market barriers and a more transparent investment environment will facilitate increased investment opportunities in China, while tariff rate reductions and other enhancements will enable us to develop better investment strategies and attract investment capital. In addition, the WTO’s dispute settlement mechanism provides a credible and effective tool to enforce members’ commercial rights. Also, with China’s entry to the WTO, it is believed that the relevant laws on foreign investment in China will be amplified and will follow common practices.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     The following discussion should be read along with the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

Overview

     We were incorporated under the laws of the State of Texas in 1988, under the name Black Wing Corporation. We changed our name to Holmes Microsystems, Inc. in 1990. On April 4, 1989, we acquired all of the issued and outstanding shares of a company known as Surface Tech, Inc., which was originally known as Holmes Microsystems, Inc. The transaction had been accounted for as a recapitalization of Holmes Microsystems, Inc. in a manner similar to a reverse purchase. Accordingly, Holmes Microsystems, Inc. has been treated as the surviving entity. As part of this transaction, we changed our name to Holmes Microsystems Inc. and the original Holmes Microsystems Inc., which was then a wholly owned subsidiary, was liquidated.

     Until the fiscal year ended January 31, 1994, we have been engaged in the sale of modems which provided data and facsimile capabilities for portable computers. As of the year ended January 31, 1994, we ceased all sales and operations and became totally inactive. On January 12, 2001, as the result of a share exchange, there was a change in control, new management was appointed and we adopted a new business plan. On March 27, 2001, we changed our name to Gosun Communications Ltd., Inc.

     On January 12, 2001, we entered into the Share Exchange Agreement, pursuant to which our company acquired from the shareholders of Guangdong Gosun Communications Equipment Sales Co., Ltd., or GGCES all of the shares of GGCES. Since the acquisition we have continued the operations of GGCES and GGCES is considered to be the predecessor to our company.

Three-Month Period Ended September 30, 2001 Compared To Three-Month Period Ended September 30, 2000

     Results of Operations

     The following table shows our selected consolidated income statement data for the three-month period and nine-month period ended September 30, 2001 and September 30, 2000. The data should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated financial statements and the notes thereto:

(In US$ 000)	Three-months period ended		Nine-month period ended
	September 30		September 30

	2001	2000	2001	2000
Revenue
Sales of Cellular Phones and Pagers	6,247	3,173	18,110	7,341
Sales of Smart Cards	18,301	—	29,054	—
Agency Service	522	470	1,409	1,476

	25,070	3,643	48,573	8,817
Cost of Revenue
Cost of Cellular Phones and Pagers	(6,085)	(2,928)	(17,645)	(6,776)
Cost of Smart Cards	(18,122)	—	(28,470)	—
Agency Service	(64)	(118)	(238)	(299)
	(24,271)	(3,046)	(46,353)	(7,075)

Gross Profit	799	597	2,220	1,742
Gross Profit Margin	3%	16%	5%	20%
Other Operating Income	138	29	273	63
Selling Expenses	(674)	(320)	(1,819)	(923)
General and Administrative Expenses	(244)	(231)	(757)	(581)
Financing/Interest Expenses	(41)	(4)	(68)	(2)

Income before Income Taxes	(22)	71	(151)	299
Income Taxes	(38)	—	(77)	—
Minority Interest	(4)	—	4	—
Net Income (Loss)	(64)	71	(224)	299

     Revenue, Cost of Revenue, and Gross Profit Margin

     Total revenue for the three-month period ended September 30, 2001 increased by US$21.4 million or 588.2% to US$25.0 million, compared to US$3.6 million for the three-month period ended September 30, 2000. The increase in total revenue was primarily the result of our continuous effort on promoting the corporate image in its respective industry as well as strategies to the opening of larger retail stores for attracting customers. For the three-month period ended September 30, 2001, we had three major sources of revenue, namely from selling cellular phones and pagers, selling of smart cards and acting as a licensed primary agent for cellular communications providers in the PRC. Of the total revenue of US$25.0 million for the three-month period ended September 30, 2001, 25.0% was generated from the sales of cellular phones and pagers; 73.0% from the sales of smart cards and 2.0% from agency service. Compared with the total revenue of US$3.6 million for the three-month period ended September 30, 2000, 87.1% was generated from the sales of cellular phones and pagers; none from the sales of smart cards; and 12.9% from agency service.

     As of September 30, 2001, there were 17 stores in the Guangdong Province that generated a total of US$24.5 million in total revenue and 3 stores in Shanghai that generated a total of US$517,000 in total revenue. During the three-month period ended September 30, 2001, we closed down several under performing stores and opened a new larger store in better location in the Guangdong Province. There was one additional store opened during the three-month period ended September 30, 2001. We will continue our strategy to open relatively larger stores.

     Total cost of sales of cellular phones and pagers for the three-month period ended September 30, 2001 was US$6.1 million, an increase of 108% or US$3.2 million over US$2.9 million for the three-month period ended September 30, 2000. Total cost of sales of smart cards for the three-month period ended September 30, 2001 was US$18.1 million, compared to none for the same corresponding period in year 2000. Total cost of providing agency service for the three-month ended September 30, 2001 was US$64,000, compared to US$118,000 for the three-month period ended September 30, 2000, a decrease of 45.7%. The cost of sales of cellular phones and pagers represented 25.1% of the total costs of sales for the three-month period ended September 30, 2001, compared to 96.1% for the same corresponding period in year 2000. Total cost of sales of smart cards approximated 74.7% of the total costs of sales for the three-month period ended September 30, 2001, compared to none for the same corresponding period in year 2000. And the total cost of providing agency service represented a very minimal amount for the three-month period ended September 30, 2001, compared to 3.9% for the three-month period ended September 30, 2000.

     The 13% decrease in gross profit margin from 16% for the three-month period ended September 30, 2000 to 3% for the three-month period ended September 30, 2001 was the result of the increase in competition of selling cellular phones, pagers and smart cards. We believe that competition on pricing of cellular phones and telecommunications products will continue to increase for the remaining periods in year 2001. However, we plan to increase the number of mega stores in Guangdong Province as well as in Shanghai in order to improve sales revenue. We also plan to offer other value-added services for customers, for example, discounted repair and maintenance bundles when purchasing cellular phones and related products.

     Other Operating Income

     Other operating income for the three-month period ended September 30, 2001 increased by US$109,000, or 375.9% to US$138,000, compared to US$29,000 for the three-month ended September 30, 2000. The increase was mainly due to additional income generated from in-house repairs and maintenances of cellular phone services. During the three-month period ended September 30, 2001, we were appointed as the Grade A agent for a number of cellular phone manufacturers to provide repairs and maintenance services to end-users.

     Selling Expenses

     Selling expenses for the three-month period ended September 30, 2001 increased by US$354,000 or 110.6% to US$674,000, compared to US$320,000 for the three-month period ended September 30, 2000. The increase was mainly due to the following factors:

a)	Salaries and wages — salaries and wages increased by US$62,000, or 33.8% for the three-month period ended September 30, 2001 to US$244,000, compared to US$182,000 for the three-month period ended September 30, 2000. The increase was mainly due to the increase in salespersons from 280 in September 2000 to 400 in September 2001.

b)	Rental expense — Rental expenses increased by US$110,000, or 399.0% for the three-month period ended September 30, 2001 to US$137,000, compared to US$27,000 for the three-month period ended September 30, 2000. The increase was primarily due to the increase of number of mega retail stores in the year 2001.

c)	Communications expenses — Communications expenses which include telephone and postal expenses increased by US$17,000, or 183.0% for the three-month period ended September 30, 2001 to US$26,000, compared to US$9,000 for the three-month ended September 30, 2000. The increase was the result of improvement of Communications channels in the domestic provinces.

     General and Administrative Expenses

     General and administrative expenses for the three-month period ended September 30, 2001 increased by US$13,000 or 5.6% to US$244,000, compared to US$231,000 for the three-month period ended September 30, 2000. The Company continues its development of the businesses and aims to employ high caliber individual to continue to improve the efficiency of its operation. Thus, most of the increase in general and administrative expenses was related to the increase in number of manpower and head-counts. The following items contributed to most of the increase:

a)	Salaries — Salaries for the three-month ended September 30, 2001 increased by US$34,000 or 112% to US$65,000, compared to US$31,000 for the three-month period ended September 30, 2000. The increase was mainly the result of increase number of administrative staff during year 2001.

b)	Pre-operating/set-up expenses — Pre-operating expenses for the three-month period ended September 30, 2001 increased by US$8,000 or 133% to US$14,000, compared to US$6,000 for the three-month period ended September 30, 2000. The increase was mainly the result of an additional store being opened during the three-month period ended September 30, 2001.

c)	Professional Fees — Professional fees increased by US$21,700 for the three-month period ended September 30, 2001, compared to US$660 for the same corresponding period in year 2000. The audit/accounting fee was spent on the preparation and review of quarterly financial reports and for the corporate compliance as a US listed company.

     The above increase in general and administrative expenses for the three-month period ended September 30, 2001 was offset by the decrease in building maintenance related expenses, in Communications related expenses and in consultancy fee.

     Financial Expenses

     Financing expenses was US$41,000 for the three-month period ended September 30, 2001, compared to US$4,000 interest income for the three-month period ended September 30, 2000. The increase was primarily the result of five outstanding short-term bank loans obtained from commercial banks in the PRC for the provision of sufficient working capital.

     Income Taxes

     The standard enterprise income tax rate in the PRC is 33% of which 30% is attributable to the central government and 3% to the provincial government. Newly established commercial enterprises, on application and approval by the tax bureau, are exempted from enterprise income taxes in respect of income earned during their first year of operation. Most of the subsidiaries have already expired their tax holidays. The provision for income taxes was due primarily to the impact of the earning subsidiaries as well as the setting up of valuation allowances against net tax benefit earned by other subsidiaries.

     Minority Interest

     Minority interest of US$4,000 for the three-month period ended September 30, 2001 was the result of proportion sharing loss of the Shanghai Gosun Communications Chain Operation Co., Ltd. by minority shareholders.

     Net Income/Loss

     Net loss was US$64,000 for the three-month period ended September 30, 2001, a decrease of US$135,000 or 190.1% as compared to a net income of US$71,000 for the three-month period ended September 30, 2000. The decrease was primarily due to thinner margin on telecommunications products as a result of increase competition and increase expenses related to the corporate strategy to build additional mega stores.

Nine-Month Period Ended September 30, 2001 Compared To Nine-Month Period Ended September 30, 2000

     Revenue, Cost of Revenue, and Gross Profit Margin

     Total revenue for the nine-month period ended September 30, 2001 increased by US$39.7 million or 450.9% to US$48.6 million, compared to US$8.8 million for the nine-month period ended September 30, 2000. The increase in total revenue was primarily the result of our continuous effort on promoting the corporate image in its respective industry, increasing variety of telecommunications products for customers as well as strategies to the opening of larger retail stores for attracting customers. For the nine-month period ended September 30, 2001, we have three major sources of revenue, namely from selling cellular phones and pagers, selling of smart cards and acting as a licensed primary agent for one of cellular communications providers in the PRC. Of the total revenue of US$48.6 million for the nine-month period ended September 30, 2001, 37.3% was generated from the sales of cellular phones and pagers; 59.8% from the sales of smart cards and 2.9% from agency service. Compared with the total revenue of US$8.8 million for the nine-month period ended September 30, 2000, 83.3% was generated from the sales of cellular phones and pagers; none from the sales of smart cards; and 16.7% from agency service.

     As of September 30, 2001, there were 17 stores in the Guangdong Province that generated a total of US$47.2 million in total revenue and 3 stores in Shanghai that generated a total of US$1.4 million in total revenue. Comparing to the end of December 2000, there were 17 stores in Guangdong Province and 4 stores in Shanghai.

     Total cost of sales of cellular phones and pagers for the nine-month period ended September 30, 2001 was US$17.6 million, an increase of 160.4% or US$10.8 million over US$6.8 million for the nine-month period ended September 30, 2000. Total cost of sales of smart cards for the nine-month period ended September 30, 2001 was US$28.5 million, compared to none for the same corresponding period in year 2000. Total cost of providing agency service for the nine-month ended September 30, 2001 was US$238,000, compared to US$299,000 for the nine-month period ended September 30, 2000, a decrease of 20.0%. The cost of sales of cellular phones and pagers represented 38.1% of the total costs of sales for the nine-month period ended September 30, 2001, compared to 95.8% for the same corresponding period in year 2000. Total cost of sales of smart cards approximated 61.4% of the total costs of sales for the nine-month period ended September 30, 2001, compared to none for the same corresponding period in year 2000. And the total cost of providing agency service represented a very minimal amount for the nine-month period ended September 30, 2001, compared to 4.2% for the nine-month period ended September 30, 2000.

     The 15% decrease in gross profit margin from 20% for the nine-month period ended September 30, 2000 to 5% for the nine-month period ended September 30, 2001 was the result of the increase in competition of selling cellular phones, pagers and smart cards. Management believes that competition on pricing of cellular phones and telecommunications products will continue to increase for the remaining periods in year 2001. However, management plans to increase the number of mega stores in Guangdong Province as well as in Shanghai in order to improve sales revenue. Management also plans to offer other value-added services for customers, for example, discounted repair and maintenance bundles when purchasing cellular phones and related products.

     Other Operating Income

     Other operating income for the nine-month period ended September 30, 2001 increased by US$210,000, or 333.3% to US$273,000, compared to US$63,000 for the nine-month period ended September 30, 2000. The increase was mainly due to additional income generated from in-house repairs and maintenances of cellular phone services. During the three-month period ended September 30, 2001, the Company has been appointed as the Grade A agent for a number of cellular phone manufacturers to provide repairs and maintenance services to end-users.

     Selling Expenses

     Selling expenses for the nine-month period ended September 30, 2001 increased by US$896,000 or 97.1% to US$1.8 million, compared to US$923,000 for the nine-month period ended September 30, 2000. The increase was mainly due to the following factors:

a)	Salaries and wages — Salaries and wages increased by US$305,000, or 61.9% for the nine-month period ended September 30, 2001 to US$798,000, compared to US$493,000 for the nine-month period ended September 30, 2000. The increase was mainly due to the increase in salespersons as a result of the increase in number of mega store retail outlets.

b)	Rental expenses — Rental expenses increased by US$241,000, or 181.2% for the nine-month period ended September 30, 2001 to US$374,000, compared to US$133,000 for the nine-month period ended September 30, 2000. The increase was primarily due to the increase of number of mega retail stores in the year 2001.

c)	Communications expenses — Communications expenses increased by US$73,000 for the nine-month period ended September 30, 2001 to US$82,000, compared to US$9,000 for the nine-month ended June 30, 2000. The increase was the result of improvement of Communications channels in the domestic provinces as well as increase international Communications as a US listed company.

     General and Administrative Expenses

     General and administrative expenses for the nine-month period ended September 30, 2001 increased by US$176,000 or 30.3% to US$757,000, compared to US$581,000 for the nine-month period ended September 30, 2000. The Company continues its development strategies and aims to employ high caliber individual to continue to improve the efficiency of its operation. Thus, most of the increase in general and administrative expenses was related to the increase in number of manpower and head-counts. The following items contributed to most of the increase:

a)	Salaries — Salaries for the nine-month ended September 30, 2001 increased by US$126,000 or 140.0% to US$216,000, compared to US$90,000 for the nine-month period ended September 30, 2000. The increase was mainly the result of increase number of administrative staff during the year 2001.

b)	Pre-operating/set-up expenses — Pre-operating expenses increased by US$45,000 for the nine-month period ended September 30, 2001, compared to only US$6,000 for the nine-month period ended September 30, 2000. The increase was mainly the result of additional stores being opened during the nine-month period ended September 30, 2001.

c)	Professional Fees — Professional fees increased by US$44,000 for the nine-month period ended September 30, 2001, compared to US$1,900 for the same corresponding period in year 2000. The professional fees were spent on the preparation and review of quarterly financial reports and on corporate compliance as a US listed company.

     Financial Expenses

     Financing expenses was US$68,000 for the nine-month period ended September 30, 2001, compared to US$2,000 interest income for the nine-month period ended September 30, 2000. The increase was primarily the result of five short-term bank loans obtained from commercial banks in the PRC for the provision of sufficient working capital.

     Income Taxes

     The standard enterprise income tax rate in the PRC is 33% of which 30% is attributable to the central government and 3% to the provincial government. Newly established commercial enterprises, on application and approval by the tax bureau, are exempted from enterprise income taxes in respect of income earned during their first year of operation. Most of the subsidiaries have already expired their tax holidays. The provision for income taxes was due primarily to the impact of the earning subsidiaries as well as the setting up of valuation allowances against net tax benefit earned by other subsidiaries.

     Minority Interest

     Minority interest of US$4,000 for the nine-month period ended September 30, 2001 was the result of proportion sharing loss of the Shanghai Gosun Communications Chain Operation Co., Ltd by minority shareholders.

     Net Income/Loss

     Net loss was US$224,000 for the nine-month period ended September 30, 2001, a decrease of US$523,000 or 174.9% as compared to a net income of US$299,000 for the nine-month period ended September 30, 2000. The decrease was primarily due to thinner margin on telecommunications products as a result of increase competition.

     Liquidity and Capital Resources

     Cash and cash equivalents were US$282,000 as of September 30, 2001. This represents an increase of US$123,000 from December 31, 2000. The increase was primarily due to a positive cash flow from financing activities of proceeds from short-term bank loans, which was partially offset by a negative cash flow from operating activities.

Twelve-Month Period Ended December 31, 2000 Compared To Five-Month Period Ended December 31, 1999

     The following table shows the selected consolidated income statement data of the Company and its subsidiaries for the 12-month period ended December 31, 2000 and the period from August 16, 1999 to December 31, 1999. The data should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated financial statements and the notes thereto included as part of the Annual Report:

	Twelve-Month Period ended	Five-Month Period ended
(In US $)	December 31, 2000	December 31, 1999

Revenue
Net Sales	11,852,766	29,201
Agency Service	2,344,905	52,001

	14,197,671	81,202
Cost of Revenue
Cost of Sales	(11,214,573)	(40,578)
Agency Service	(564,608)	—

	(11,779,181)	(40,578)
Gross Profit	2,418,490	40,624
Gross Profit Margin	17%	50%
Other Operating Income	87,958	3,942
Selling Expenses	(1,555,294)	(49,695)
General and Administration Expenses	(825,481)	(31,872)
Financing/Interest Expenses	(8,902)	—

Income before Income Taxes	116,771	(37,001)
Income Taxes	—	—
Minority Interest	10,077	—

Net Income (Loss)	126,848	(37,001)

     After the share exchange with GGCES we changed our fiscal year to December 31, therefore the comparison set forth below is a comparison of the twelve-month period ended December 31, 2000 results of operations of our predecessor company with its five-month period ended December 31, 1999 results.

     Revenue, Cost of Revenue, and Gross Profit Margin

     Total revenue for the twelve-month period ended December 31, 2000 increased by US$14.1 million or 17384% to US$14.2 million, compared to US$81,000 for the five-period ended December 31, 1999. The Company has two major sources of revenue, namely from selling cellular phones and pagers and acting as a licensed primary agent for one of the two cellular communication providers in the PRC, China Mobile Communications Corporation. Of the total revenue of US$14.2 million for the twelve-month period ended December 31, 2000, 83.5% was generated from the sales of cellular phones and pagers and 16.5% from agency service. Compared with the total revenue of US$81,000 for the five-month period ended December 31, 1999, 36.0% was generated from the sales of cellular phones and pagers and 64.0% from agency service.

     As of December 31, 2000, there were 17 stores in the Guangdong Province that generated a total of US$14.0 million in total revenue and 4 stores in Shanghai that generated a total of US$163,000 in total revenue. Comparing to the end of December 1999, there were only 4 stores in Guangzhou city of the Guangdong Province that were operating.

     Total cost of sales of cellular phones and pagers for the twelve-month ended December 31, 2000 was US$11.2 million, an increase of 27544% over US$40,000 for the five-month period ended December 31, 1999. And total cost of providing agency service for the twelve-month ended December 31, 2000 was US$564,000, compared to none for the five-month ended December 31, 1999. The cost of sales of cellular phones and pagers represented 95.23% of the total costs of sales for the twelve-month period ended December 31, 2000, compared to 100% for the five-month period ended December 312, 1999. And the total cost of providing agency service presented 4.77% of the total costs of sales for the twelve-month period ended December 31, 2000, compared to none for the five-month period ended December 31, 1999.

     The 33% decreased in gross profit margin from 50% in 1999 to 17% in 2000 was the result of the increase in competition of selling cellular phones and pagers. Management believes that competition on pricing of cellular phones will continue to increase in year 2001. However, management plans to increase the number of stores in Guangdong Province as well as in Shanghai and Beijing in order to improve sales revenue. Management plans to offer other value-added services for customers, for example, discounted repair and maintenance bundles when purchasing cellular phones.

     Other Operating Income

     Other operating income for the twelve-month ended December 31, 2000 increased by US$84,000, or 2131% to US$88,000, compared to US$4,000 for the five-month ended December 31, 1999. The increase was mainly due to additional income generated from in-house repairs and maintenances of cellular phone services.

Selling Expenses

     Selling expenses for the twelve-month period ended December 31, 2000 increased by US$1.50 million or 3030% to US$1.55, compared to US$50,000 for the five-month period ended December 31, 1999. The increase was mainly due to the increase in number of stores in Guangdong Province and the details of such increase were as follows:

a)	Salaries and wages — Salaries and wages increased by US$719,000, or 3051% for the twelve-month period ended December 31, 2000 to US$743,000, compared to US$24,000 for the five-month period ended December 31, 1999. On an average monthly basis, salaries and wages were US$61,917 in 2000, an increase of US$57,117 as compared to US$4,800 in 1999. The increase was mainly due to the increase in salespersons as a result of the increase in number of retail outlets.

b)	Rental expenses — Rental expenses increased by US$310,000, or 2412% for the twelve-month period ended December 31, 2000 to US$323,000, compared to US$13,000 for the five-month period ended December 31, 1999. The increase was primarily due to the increase of number of retail stores in year 2000.

c)	Advertising and promotional expenses — Advertising and promotional expenses increased by US$198,000 for the twelve-month period ended December 31, 2000 to US$201,000, compared to US$3,000 for the five-month period ended December 31, 1999. The increase was primarily due to additional costs paid for the management’s effort to promote corporate image and advertise company’s products through difference channel of communications.

     Increased in other selling expenses, including utilities expenses and depreciation on leasehold in year 2000 over in year 1999 was primarily the result of increase number of retail outlets in year 2000. General and Administration Expenses.

     General and administration expenses for the twelve-month period ended December 31, 2000 increased by US$794,000 or 2490% to US$825,000, compared to US $32,000 for the five-month period ended December 31, 1999. The Company is in its early development stage and aims to employ high caliber individual to continue to improve the efficiency of its operation. Thus, most of the increase in general and administrative expenses was related to the increase in number of manpower and head-counts. The following items contributed to most of the increase:

a)	Salaries, welfare, and staff insurance — Salaries, welfare, and staff insurance for the twelve-month ended December 31, 2000 increased by US$246,000 or 2153% to US$257,000, compared to US$11,000 for the five-month-period ended December 31, 1999. The increase was mainly the result of increase number of administrative staff in year 2000.

b)	Communication and utilities expenses — Communication and utilities expenses increased by US$66,000 or 3418% for the twelve-month period ended December 31, 2000 to US$68,000, compared to US$2,000 for the five-month period ended December 31, 1999. The increase was mainly the result of additional cellular phones and phone systems being installed for new administrative staff in year 2000, and the increase in utilities expenses as number of staff increased.

c)	Office expenses — Office expenses increased by US$60,000 or 11600% for the twelve-month period ended December 31, 2000 to US$61,000, compared to US$1,000 for the five-month period ended December 31, 1999. The increase was the result of additional purchase of office furniture and equipment for new administrative staff in year 2000.

     Financial Expenses

     Financing expenses was US$9,000 for the twelve-month period ended December 31, 2000, compared to none for the five-month period ended December 31, 1999. The increase was primarily the result of two short-term bank loans of total outstanding principal of US$483,000 obtained during year 2000 from commercial banks in the PRC for the provision of sufficient working capital.

     Income Taxes

     The standard enterprise income tax rate in the PRC is 33% of which 30% is attributable to the central government and 3% to the provincial government. Newly established commercial enterprises, on application and approval by the tax bureau, are exempted from enterprise income taxes in respect of income earned during their first year of operation. The Company and its subsidiaries and retail stores are in different stages of enjoying the above tax incentive program.

     Minority Interest

     Minority Interest of US$10,000 for the twelve-month period ended December 31, 2000 was the result of sharing loss of the Shanghai Gosun Communication Chain Operation Co., Ltd.

     Net Income

     Net income was US$127,000 for the twelve-month period ended December 31, 2000, an increase of US$164,000 or 443% over the loss of US$37,000 for the five-month period ended December 31, 1999. The increase was primarily due to the increase in revenue from additional retail stores that were put in operation during year 2000.

     Liquidity and Capital Resources

     Cash and cash equivalents were US$159,000 as of December 31, 2000. This represents a decrease of US$131,000 from December 31, 1999. The decrease was primarily due to a negative cash flow from operating activities, which was partially offset by positive cash flow from financing activities of proceeds from short-term bank loan and capital contribution from shareholders.

     Management believes that the level of financial resources is a significant competitive factor in the cellular phone industry accordingly may choose at any time to raise additional capital through debt or equity financing to strengthen its financial position, facilitate growth and provide the Company with additional flexibility to take advantage of business opportunities.

DESCRIPTION OF PROPERTY

     Our corporate headquarters are located at 80 Zhong Shan Er Road Guangzhou, China 510080. We rent the following stores in Guangdong Province, the PRC:

Chain Store	Address	Rental Begin	Rental Expire	Monthly Rental (US$)	Area (m2)

Zhongshan Er Rd. Main Hall	#80, Zhongshan Er Rd	Nov. 11, 1999	Nov. 27, 2007	6,160	680

Chain Store	Address	Rental Begin	Rental Expire	Monthly Rental (US$)	Area (m2)

Qianjin Rd Sub-Main Hall	Shop 801,802, 1/F, #99, Jiangnan Street, Middle	Mar. 1, 2000	Mar. 1, 2005	4,830	400

RenMing Zhong Chainstore	1/F, #258, RenMing Zhong Road	Jan. 1, 1999	Dec. 31, 2002	4,662	88

JiangNan Zhong Chainstore	Shop 11-13, #246, Jiangnan Street Middle	Jan. 1, 2000	Dec. 31, 2002	3,713	120

Shi Pai Dong Chainstore	#4, Shi Pai Dong Road	Dec. 18, 2000	July 18, 2005	1,400	39

HuangPu Chainstore	Shop 15, Gangwan North Building	July 1, 1999	June 30, 2006	1,368	103

Zhonghua Plaza Chainstore	4/F, #23, Zhongsha San Road	Aug. 8, 1999	Aug. 8, 2003	1,498	131

Guangyuan Chainstore	1/F, Jingtai Zhi Road	July 1, 2000	Mar. 31, 2003	1,932	70

Chigan Chainstore	#40, Chigan Road	Dec. 31, 2000	Dec. 31, 2004	2,088	332

Fanggong Chainstore	1/F, #9, LuJu Road	Dec. 18, 2000	Dec. 17, 2005	1,576	200

Zhongshan Ba Chainstore	Shop 1, #91, Zhonshan Ba Road	Oct. 1, 2000	Dec. 31, 2004	1,932	85

Jiangnan Zhong IT Chainstore	1/F, Shop 3, #255, Jiangnan Boulevard	May 18, 2001	May 17, 2004	4,589	100

Renmin Zhong Rd. IT Chainstore	F.1-2, #346 & 348, Renmin Zhong Rd.	March 1, 2001	Feb. 28, 2005	3,744	497

Lingyuan Xi Rd. Chainstore	F.1, #13, Lingyuan Xi Rd.	Nov. 20, 2001	Nov. 30, 2005	9,662	120

     We rent the following stores in Shanghai, the PRC:

Chain Store	Address	Rental Began	Rental Expires	Monthly Rental (US$)	Area (m2)

Henna Zhong Road Store	#87-89, Henna Zhong Road, Huangpu district	Oct. 1, 2000	Sept. 30, 2003	3,774	N/A

Haining Road Store	#522, Haining Road, Hong Kou District	Nov. 10, 2000	Nov. 9, 2005	519	N/A

HengFen Road Store	#336, HengFeb Road, Zhabei District	Aug. 25, 2001	Aug. 25, 2002	478	N/A

Shangxi Nan Road Store	#338, Shangxi Nan Road	Nov. 1, 2000	Oct. 30, 2003	3,502	N/A

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Our controlling shareholder owns minority equity interests in several other companies; including Guangdong Gosun Communications Development Company Limited Shanghai Gosun Network Science & Technology Co., Ltd. and Guangdong Gosun Internet Information Industry Co. Ltd.

     The following is a summary of balances with the affiliated companies:

	September 30,	December 31,	December 31,
	2001	2000	1999

Due from affiliates:	US$	US$	US$
Guangdong Gosun Communications Development Company Limited	–	244,793	110,859
Shanghai Gosun Network Science & Technology Co., Ltd.	163,385	68,986	—
Guangdong Gosun Internet Information Industry Co., Ltd.	1,055,564	451,691	—
Dongguan Gosun Network Science & Technology Co., Ltd.	301,508	171,849	—

Total	1,520,457	937,319	110,859

	September 30,	December 31,	December 31,
	2001	2000	1999

Due to affiliates:	US$	US$	US$
Guangdong Gosun Communications Development Company Limited	385,481	—	120,773
Guangdong Gosun Internet Information Industry Co., Ltd.	–	17,448	—

Total	385,481	17,448	120,773

     GGCD operates a paging service in Guangzhou, PRC. We earned agency service income from GGCD for the provision of services to their subscribers by way of facilitating accounts opening and collection of subscriber fees. The agency service income earned was US$531,568 US$774,398 and US$52,000 for the periods from January 1, 2001 to September 30, 2001, from January 1, 2000 to December 31, 2000 and from August 16, 1999 to December 31, 1999, respectively. During the nine month period ended September 30, 2001, inventories totaling US$598,955 were sold to GGCD. The amounts due from GGCD represent unpaid agency fees and expenses paid on behalf of GGCD to be recovered. The amount due to GGCD as of December 31, 1999 represents temporary cash advance obtained from GGCD.

     SGNST is an ISP in Shanghai, PRC, established in late 2000. It shares office space and staff with Shanghai Chain Operation. Operating expenses were charged to SGNST on an equal sharing basis. We paid a total of US$165,000 and US$53,247 for the period from January 1, 2001 to September 1, 2001 and from January 1, 2000 to December 31, 2000, respectively.

     GGIII operates an ISP business. We acquired internet network cards from GGIII amounting to US$542,651 to US$39,146 for the periods from January 1, 2001 to September 30, 2001 and January 1, 2000 to December 1, 2000 respectively. The amount due to GGIII represents unpaid purchase cost. The amount due from GGIII represents temporary cash advances. On December 31, 2000 an agreement was signed between the Company and GGIII whereby interest at the Renminbi interbank advances will be charged as from January 1, 2001 on the cash advances and the entire advances will become due on between October 2001 and October 2002.

     DGNST is a company jointly established by Guangdong Chain Operation and GGIII on January 11, 2001 of which Guangdong Chain Operation owns 49%. An amount of RMB490,000, equivalent to US$59,179 was advanced to DGNST in December 2000 for capital contribution. In addition, inventories total US$3,886,272 and US$60,328 were sold to DGNST for the period from January 1, 2001 to September 30, 2001 and from January 1, 2000 to December 2000, respectively. The amounts due from DGNST represent funds held for capital contribution, outstanding purchase price of inventories and expenses paid on behalf of DGNST to be recovered.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number of common shares owned by record, or to our knowledge, beneficially, by each of our Officers or Directors and by each person owning five percent or more of our outstanding shares, as of December 31, 2001.

		Number of	Percentage
	Title of Class	Shares Owned	of Class

Directors and Officers
Directors and Executive Officers (5 persons)	Common Stock	20,211,070	66.90%
5% or More Beneficial Ownership
Yi-biao Chen 80 Zhong Shan Er Road Guangzhon China 510080		16,781,624	55.55%
Business Affairs Entertainment Inc. 9601 Wilshire Boulevard, Suite 320 Beverly Hills, CA 90210		1,897,526	6.27%

MARKET PRICE FOR COMMON STOCK

     Our common stock is traded on the OTCBB under the symbol “GOSN”. The trading market is limited and sporadic and should not be deemed to constitute an established trading market. The high and low bid prices of the common stock as reported on the OTCBB for the time periods indicated are set forth on the table below. Bid prices reflect inter-dealer prices with retail mark-up, mark-down or commission and may not represent actual transactions.

	Price Range

	High	Low

Fiscal Year Ended December 31, 2000
First Quarter	$3.56	$.03
Second Quarter	$3.56	$.66
Third Quarter	$3.56	$3.56
Fourth Quarter	$3.56	$.74
Fiscal Year Ended December 31, 2001
First Quarter	$1.37	$1.00
Second Quarter	N/A	N/A
Third Quarter	$1.57	$0.588
Fourth Quarter	$2.55	$0.647

As of January 22, 2002, there were 30,215,384 shares of our common stock outstanding and we had approximately 650 shareholders of record.

     Our transfer agent is Atlas Stock Transfer Corporation located at 5899 South State Street, Salt Lake City, Utah 84107.

     We have never paid dividends on our common stock and we do not anticipate paying dividends in the foreseeable future, any earnings will be retained for use in our business.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid during fiscal year 2 ended December 31, 1999, 2000 and 2001 to our President. No officer of Gosun received annual compensation in excess of $100,000 per annum.

SUMMARY COMPENSATION TABLE

	Annual Compensation					Long-Term Compensation

						Awards	Payouts

				Other		Securities
				Annual	Restricted	Underlying		All Other
				Compensa-	Stock	Options/	LTIP	Compensa-
		Salary	Bonus	tion	Award(s)	SARs	Payouts	tion
Name and Principal Position	Year	($)	($)	($)	($)	(#)	($)	($)

Lu-gao Ye/President	2001	30,000	—	—	—	—	—	—

Lu-gao Ye/President	2000	0	—	—	—	—	—	—

Kip Eardley/President	1999	0	—	—	—	—	—	—

     We have no employee benefit plans. There were no option grants made during the last fiscal year. Mr. Ye has not been issued any stock options under our Stock Option Plan. We have no long-term employment or consulting agreements with any of our executive officers or directors.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
DISCLOSURE

     On January 25, 2001 we advised Pritchett, Siler & Hardy, P.C. that it would not be appointed as our auditors for the year ended December 31, 2000. During either of the past two fiscal years, and any subsequent interim period, Pritchett’s reports on our financial statements have not contained adverse opinions or disclaimers of opinion except that Pritchett’s report for the fiscal year ended January 31, 2000 contained a going concern qualification. During either of the past two fiscal years, and any subsequent interim period, there have not been any disagreements with Pritchett on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure or any reportable events.

     We have requested Pritchett to furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements made by us in response to Item 4 and, if not, stating the respects in which it does not agree. We delivered a copy of this Form 8-K report to Pritchett on January 25, 2001. We will file such letter as an amendment to this Form 8-K.

     On January 22, 2001, our Board of Directors appointed BDO International as our independent auditors for the fiscal year ended December 31, 2000. Prior to the engagement of BDO International, we did not nor anyone on our behalf consulted with such firm regarding the application of accounting principles to a specified transaction whether completed or uncompleted, or type of audit opinion that might be rendered on the Registrant’s financial statements.

TEXAS ANTI-TAKEOVER PROVISIONS

The anti-takeover provisions of Article 13.03 of the Texas Business Corporation Act apply to Gosun. Article 13.03 of the Texas law prohibits us from merging with or selling Gosun or more than 5% of our assets or stock to any shareholder who owns or owned more than 10% of any stock or any entity related to a 10% shareholder for three years after the date on which the shareholder acquired the Gosun shares, unless the transaction is approved by Gosun’s Board of Directors. The provisions also prohibit us from completing any of the transactions described in the preceding sentence with a 10% shareholder who has held the shares more than three years and its related entities unless the transaction is approved by our Board of Directors or a majority of our shares, other than shares owned by that 10% shareholder or any related entity. These provisions could delay, defer or prevent a change in control of Gosun.

LEGAL PROCEEDINGS

     We are not a party to any pending or to the best of its knowledge, any threatened legal proceedings. No director, officer or affiliate of the company, or owner of record or of more than five percent (5%) of the securities of the company, or any associate of any such director, officer or security holder is a party adverse to the company.

EXPERTS

     The financial statements included in the Prospectus have been audited by BDO International, independent certified public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

     Loeb & Loeb, LLP, Los Angeles is passing upon the validity of the securities offered hereby for us.

GOSUN COMMUNICATIONS LTD., INC.

Prospectus

GOSUN COMMUNICATIONS LTD., INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
Gosun Communications Ltd., Inc.

     We have audited the accompanying consolidated balance sheets of Gosun Communications Ltd., Inc. (“the Company”) as of December 31, 2000 and 1999 and the related consolidated statements of income, stockholders’ equity and cash flows for the year ended December 31, 2000 and the period from August 16, 1999 to December 31, 1999. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the consolidated financial position of Gosun Communications Ltd., Inc. as of December 31, 2000 and 1999 and the consolidated results of its operations and its cash flows for the year ended December 31, 2000 and the period from August 16, 1999 to December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.

Certified Public Accountants /s/ BDO International

Hong Kong, March 20, 2001

GOSUN COMMUNICATIONS LTD., INC.

CONSOLIDATED BALANCE SHEETS

ASSETS

	December 31,	December 31,
	2000	1999

	US$	US$

Current assets
Cash and cash equivalents	158,927	290,493
Accounts receivable	152,498	—
Advances to suppliers	224,019	9,951
Other receivables (Note 2)	393,763	73,673
Income taxes recoverable	4,272	—
Inventories (Note 3)	780,798	131,365
Amounts due from affiliates (Note 5)	937,319	110,859

Total current assets	2,651,596	616,341
Advance capital contribution (Note 5)	59,179	—
Deposits	199,746	12,951
Property, plant and equipment, net (Note 4)	476,551	235,588

Total assets	3,387,072	864,880

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	725,049	—
Accrued employee compensation and benefits	34,500	2,857
Other payables and accrued expenses (Note 9)	936,705	451,614
Amounts due to affiliates (Note 5)	17,448	120,773
Note payable (Note 7)	—	133,400
Short term bank loans (Note 8)	483,092	—

Total current liabilities	2,196,794	708,644
Amount due to stockholder (Note 6)	156,401	—

Total liabilities	2,353,195	708,644

Commitments and contingencies (Note 12)
Stockholders’ equity
Common stock, par value US$0.001 per share; 49,000,000 shares authorized; 15,709,130 (1999: 15,709,130) shares issued and outstanding	15,709	15,709
Additional paid in capital	878,011	177,528
Retained earnings (accumulated losses)	89,847	(37,001)

	983,567	156,236

Minority interest	50,310	—

Total liabilities and stockholders’ equity	3,387,072	864,880

See accompanying notes to the consolidated financial statements.

GOSUN COMMUNICATIONS LTD., INC.

CONSOLIDATED STATEMENTS OF INCOME

	January 1, 2000	August 16, 1999
	to	to
	December 31, 2000	December 31, 1999

	US$	US$
Revenue
Sales of goods, net	11,852,766	29,201
Agency service (Note 1 and 5)	2,344,905	52,001

	14,197,671	81,202

Cost of revenue
Cost of goods sold	11,214,573	40,578
Agency service	564,608	—

	11,779,181	40,578

Gross profit	2,418,490	40,624
Other operating income, net	87,958	3,942

	2,506,448	44,566
Selling expenses	1,555,294	49,695
General and administrative expenses	825,481	31,872

Operating income (loss)	125,673	(37,001)

Other income (expenses)
Interest income	2,276	—
Interest expenses	(11,178)	—

Total other expenses, net	(8,902)	—

Income before income taxes	116,771	(37,001)
Income taxes (Note 10)	—	—

Net income (loss)	116,771	(37,001)
Minority interest	10,077	—

Net income (loss)	126,848	(37,001)

Earnings (loss) per share
- basic and diluted	0.01	(0.00)

Weighted average common shares outstanding
- basic and diluted	15,709,130	15,709,130

     See accompanying notes to the consolidated financial statements.

GOSUN COMMUNICATIONS LTD., INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

				Retained
			Paid	earnings	Total
		Common	in	(accumulated	stockholders'
	Shares	stock	capital	losses)	equity

		US$	US$	US$	US$
Balance, August 16, 1999	—	—	—	—	—
Contribution of capital	15,709,130	15,709	177,528	—	193,237
Net loss for the period from August 16, 1999 to December 31, 1999	—	—	—	(37,001)	(37,001)

Balance, December 31, 1999	15,709,130	15,709	177,528	(37,001)	156,236
Contribution of capital		—	700,483	—	700,483
Net income for the year ended December 31, 2000	—	—	—	126,848	126,848

Balance, December 31, 2000	15,709,130	15,709	878,011	89,847	983,567

See accompanying notes to the consolidated financial statements

GOSUN COMMUNICATIONS LTD., INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	January 1, 2000	August 16, 1999
	to	to
	December 31, 2000	December 31, 1999

	US$	US$
Cash flows from operating activities
Net income (loss)	116,771	(37,001)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation	75,977	4,824
Increase (decrease) from changes in
Accounts receivable	(152,498)	—
Advances to suppliers	(214,068)	(9,951)
Other receivables and deposits	(506,885)	(86,624)
Income taxes receivable	(4,272)	—
Inventories	(353,503)	2,035
Amounts due from affiliates	(1,122,390)	(110,859)
Accounts payable	725,049	—
Accrued employee compensation and benefits	31,643	2,857
Other payables and accrued expenses	485,091	451,614
Note payable	(133,400)	—

Net cash provided by (used in) operating activities	(1,052,485)	216,895

Cash flows from investing activities
Acquisition of property, plant and equipment	(316,939)	(240,412)
Advance capital contribution	(59,179)	—

Net cash used in investing activities	(376,118)	(240,412)

Cash flows from financing activities
Advances from (repayment to) affiliates, net	(103,325)	120,773
Capital contributed by minority interest of subsidiary	60,386	—
Capital contribution	700,483	193,237
Advances from stockholder	156,401	—
Proceeds from short term bank loans	724,638	—
Repayment of short term bank loans	(241,546)	—

Net cash provided by financing activities	1,297,037	314,010

Net increase (decrease) in cash and cash equivalents	(131,566)	290,493
Cash and cash equivalents, beginning of period	290,493	—

Cash and cash equivalents, end of period	158,927	290,493

Supplemental disclosure of cash flow information
Interest paid	11,178	—
Income taxes paid	4,272	—
Supplemental disclosure of significant non-cash transactions
Acquisition of inventories satisfied by a note payable	295,930	133,400

     See accompanying notes to the consolidated financial statements.

GOSUN COMMUNICATIONS LTD., INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 -	Basis of Presentation and Summary of Significant Accounting Policies

     Reorganisation

     Gosun Communications Ltd., Inc. (“GOSUN” or “the Company”) was organized under the laws of the State of Texas on January 20, 1998, under the name of Blackwing Corporation. On April 4, 1989, Blackwing Corporation, a publicly held corporation, acquired all of the issued and outstanding shares of a company known as Surface Tech, Inc., which was originally known as Holmes Microsystems, Inc.. The transaction had been accounted for as a recapitalization of Holmes Microsystems, Inc. in a manner similar to a reverse acquisition. Accordingly, Holmes Microsystems, Inc. has been treated as the surviving entity. As part of this transaction, Blackwing Corporation changed its name to Holmes Microsystems, Inc. (“Holmes”) and the original Holmes Microsystems, Inc. which was then a wholly owned subsidiary, was dissolved.

     Until the fiscal year ended January 31, 1994, Holmes had been engaged in the sale of modems which provide data and facsimile capabilities for portable computers. Holmes had used the trade name “Fax Em” as an overall description of its products. As of the year ended January 31, 1994, Holmes ceased all sales and operations and has been totally inactive to date.

     On January 12, 2001, the shareholders of Holmes entered into an exchange agreement with the equity owners of Guangdong Gosun Communication Equipment Sales Co, Ltd. (“GD Gosun”). Pursuant to the exchange agreement, the GD Gosun equity owners transferred all of their equity interests in GD Gosun to Holmes in exchange for 89% of the issued and outstanding shares of Holmes after giving effect to the share exchange. The exchange agreement resulted in the equity owners of GD Gosun obtaining a majority voting interest in Holmes and GD Gosun was treated as the acquiring entity in the transaction for accounting purposes according to generally accepted accounting principles. The reverse acquisition process utilized the capital structure of Holmes and the assets and liabilities of GD Gosun were recorded at predecessor cost. Being the continuing operating entity, the historical financial statements of GD Gosun prior to December 31, 2000 are included for financial reporting purposes. The financial year end date of Holmes has also been changed from January 31 to December 31 effective from the financial year ended December 31, 2000. As part of this transaction, Holmes Microsystems, Inc. changed its name to Gosun Communications Ltd., Inc..

     GD Gosun was organized under the laws of the People’s Republic of China (“the PRC”) as a private limited liability company on September 15, 2000 to acquire and continue the businesses conducted by Guangdong Gosun Communication Chain Operation Company Limited (“Guangdong Chain Operation”) and Guangzhou Jiexun Communication Equipment Limited (“Jiexun”), both private limited liability companies established under the laws of the PRC.

     Guangdong Chain Operation was established on August 16, 1999 and Jiexun was established on December 29, 1999. On August 22, 2000, the owners of Jiexun contributed their entire equity interests in Jiexun in exchange for equity interests in Guangdong Chain Operation. Further, on September 19, 2000 the owners of Guangdong Chain Operation contributed their entire equity interests in Guangdong Chain Operation in exchange for equity interests in GD Gosun.

GOSUN COMMUNICATIONS LTD., INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 -	Basis of Presentation and Summary of Significant Accounting Policies - Continued

     Reorganisation — Continued

     Shanghai Gosun Communication Chain Operation Co., Ltd. (“Shanghai Chain Operation”), a private limited liability company established under the laws of the PRC, was formed by Guangdong Chain Operation on September 20, 2000. Guangdong Chain Operation holds 66.7% of the equity interest.

     The above reorganization of GD Gosun, Guangdong Chain Operation and Jiexun is a re-organization of entities under common control and is accounted for in a manner similar to a pooling-of-interests. The financial statements present the financial positions, the related results of operation, stockholders’ equity, and cash flows of the companies as if they had been combined for all periods presented.

     Basis of Presentation

     The historical financial statements as of and for the periods ended December 31, 2000 and 1999 are those of GD Gosun. As GD Gosun entered into a reverse merger with Holmes on January 12, 2001, the historical financial statements of GD Gosun became those of Holmes. The historical financial statements of Holmes are presented in Note 13.

     Business Conducted

     The principal activities of the Company and its subsidiaries are the retail sale and distribution of telecommunication equipment and related products, and acting as an agent of cellular and paging services providers. Guangdong Chain Operation is a primary agent of a related company, Guangdong Gosun Communication Development Company Limited (“GGCD”), a paging service provider in the PRC and a licensed primary agent of China Mobile Communications Corporation (“China Mobile”), one of two exclusive cellular communications providers in the PRC. As of December 31, 2000, Guangdong Chain Operation has twenty-one directly owned chain stores operating in the PRC.

     Guangdong Chain Operation commenced its business on December 1, 1999 by acquiring the assets of two retail stores from Guangdong Provincial Gosun Communication Technology Development Corporation (“GPGCTD”), a prior trading arm of the Guangdong provincial government which had since been dissolved. Inventories were acquired from GPGCTD in two tranches at agreed upon prices determined by Guangdong Chain Operation and GPGCTD totalling US$429,330 which approximated their market values at the dates of acquisition of December 1, 1999 and January 1, 2000, respectively. The senior management of Guangdong Chain Operation had been members of the senior management of GPGCTD.

GOSUN COMMUNICATIONS LTD., INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 -	Basis of Presentation and Summary of Significant Accounting Policies - Continued

     Basis of Accounting and Principles of Consolidation

     The consolidated financial statements of the Company and its subsidiaries have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) which differ from those used in the statutory financial statements of the subsidiaries. Material differences between U.S. GAAP amounts and amounts in the statutory financial statements have been adjustment for in the consolidation. All material intercompany transactions have been eliminated.

     Foreign Currency Translation and Transactions

     The financial positions and results of operations are determined using local currency, Renminbi yuan (“RMB”), as the functional currency and the financial records of the subsidiaries are maintained and the local financial statements prepared in RMB.

     Foreign currency transactions during the period are translated into United States dollars (“US$”) at the exchange rates ruling at the transaction dates. Gain and loss resulting from foreign currency transactions are included in the income statement. When assets, liabilities and equity denominated in RMB are translated into US$, translation adjustments are included as a component of stockholders’ equity. Exchange rates between US$ and RMB were fairly stable during the periods presented. Due to the stability of the exchange rates, there was no adjustment in stockholders’ equity.

     For the purpose of preparing these financial statements, the financial statements in RMB have been translated into US$ at US$1.00 = RMB8.28.

     Property, Plant and Equipment and Depreciation

     Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method to allocate the cost of depreciable assets over their estimated useful lives.

Estimated
Useful Life
(in years)

Leasehold improvements	4
Motor vehicles	4
Office equipment	4-10

     When assets are disposed of, the related cost and accumulated depreciation thereon are removed from the accounts and any resulting gain or loss is included in operations.

     Long-lived Assets

     The Company and its subsidiaries periodically review their long-lived assets for impairment based upon the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition. When events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, the asset is written down to its net realizable value.

GOSUN COMMUNICATIONS LTD., INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 -	Basis of Presentation and Summary of Significant Accounting Policies - Continued

     Inventories

     Inventories are stated at the lower of cost or market. Cost is calculated using the first in first out method. Market value is determined by reference to the sales proceeds of items sold in the ordinary course of business after the balance sheet date or to management estimates based on prevailing market conditions.

     Cash and Cash Equivalents

     Cash and cash equivalents include cash on hand, cash accounts, interest-bearing savings accounts, and time certificates of deposit with an original maturity of three months or less.

     Revenue Recognition

     Revenue from goods sold is recognized when the risk of loss for goods is passed to the buyer, which is at the time of delivery. Agency service income is recognized when the services on which the agency service income is calculated are provided.

     Income Taxes

     Income taxes are accounted for using the liability method, which requires an entity to recognize deferred tax liabilities and assets. Deferred income taxes are recognized based on the differences between the tax bases of assets and liabilities and their reported amounts in the financial statements, which will result in taxable or deductible amounts in future years. Further, the effects of enacted tax laws or rate changes are included as part of deferred tax expense or benefit in the year that covers the enactment date. A valuation allowance will be provided when there is an uncertainty that a deferred tax benefit will be realized.

     Fair Value of Financial Instruments

     The carrying amounts of certain financial instruments, including cash, accounts receivable and payable approximate their fair values as of December 31, 2000 and December 31, 1999 because of the relatively short-term maturity of these instruments. Fair value of the amounts due to or from affiliates cannot be readily determined because of the nature of the related party transactions.

     Use of Estimates

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

GOSUN COMMUNICATIONS LTD., INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 -	Basis of Presentation and Summary of Significant Accounting Policies - Continued

     Pensions and Other Postretirement Benefits

     No retirement or postretirement benefits are provided other than a PRC statutory defined contribution plan. According to PRC statutory requirements, companies are required to contribute 11% to 22.5% of the basic salaries of employees as retirement benefits to a government agency. The amount contributed was US$18,863 and nil for the year ended December 31, 2000 and the period from August 16, 1999 to December 31, 1999, respectively. All contributions are dealt with in the income statements.

     New Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (“SFAS No. 133”), Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires companies to recognize all derivative contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized as income in the period of change. SFAS No. 133 as amended by SFAS No. 138 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of SFAS No. 133 has not had a significant effect on the financial statements.

     Staff Accounting Bulletin 101 (“SAB 101”), Revenue Recognition in Financial Statements, summarizes some of the SEC’s interpretations of the application of generally accepted accounting principles to revenue recognition. Revenue recognition under SAB 101 was initially effective for the Company’s first quarter 2000 financial statements. However, SAB 101B, which was released June 26, 2000, delayed adoption of SAB 101 until no later than the fourth fiscal quarter 2000. Changes resulting from SAB 101 require that a cumulative effect of such changes for 1999 and prior years be recorded as an adjustment to net income on January 1, 2000 plus adjust the statement of operations for the three months ended in the quarter of adoption. The adoption of SAB 101 has not had a significant effect on the financial statements.

     Earnings Per Share

     Basic and diluted net earnings (loss) per share were computed in accordance with SFAS No. 128, “Earnings per Share”. Basic net earnings per share is computed by dividing net earnings available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period and excludes the dilutive effect of stock options and convertible debentures. Diluted net earnings per share gives effect to all dilutive potential common shares outstanding during a period. In computing diluted net earnings per share, the average stock price for the period is used in determining the number of shares assumed to be reacquired under the treasury stock method from the exercise of stock.

GOSUN COMMUNICATIONS LTD., INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Other Receivables

	December 31,	December 31,
	2000	1999

	US$	US$

Advances to staff	142,556	72,464
Deposits to suppliers	18,478	—
Value added tax recoverable	83,419	—
Others	149,310	1,209

	393,763	73,673

Note 3 — Inventories

	December 31,	December 31,
	2000	1999

	US$	US$

Merchandise	780,798	131,365

Note 4 — Property, Plant and Equipment, net

     Property, plant and equipment consists of:

	December 31,	December 31,
	2000	1999

	US$	US$

Leasehold improvements	313,478	221,408
Motor vehicles	126,733	14,300
Office equipment	117,141	4,704

	557,352	240,412
Less accumulated depreciation	80,801	4,824

	476,551	235,588

     Depreciation charged to operations was US$75,977 and US$4,824 for the year ended December 31, 2000 and for the period from August 16, 1999 to December 31, 1999, respectively.

GOSUN COMMUNICATION LTD., INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Due from and to affiliates

     The majority owner of the Company owns minority equity interests in several other companies including Guangdong Gosun Communication Development Company Limited (“GGCD”), Shanghai Gosun Network Science & Technology Co., Ltd. (“SGNST”) and Guangdong Gosun Internet Information Industry Co. Ltd. (“GGIII”).

     The following is a summary of balances with the affiliated companies:

	December 31,	December 31,
	2000	1999

Due from affiliates:	US$	US$

Guangdong Gosun Communication Development Company Limited (“GGCD”)	244,793	110,859
Shanghai Gosun Network Science & Technology Co., Ltd. (“SGNST”)	68,986	—
Guangdong Gosun Internet Information Industry Co., Ltd. (“GGIII”)	451,691	—
Dongguan Gosun Network Science & Technology Co., Ltd. (“DGNST”)	171,849	—

	937,319	110,859

	December 31,	December 31,
	2000	1999

Due to affiliates:	US$	US$

Guangdong Gosun Communication Development Company Limited (“GGCD”)	—	120,773
Guangdong Gosun Internet Information Industry Co., Ltd. (“GGIII”)	17,448	—

	17,448	120,773

GOSUN COMMUNICATION LTD., INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Due from and to affiliates — Continued

     GGCD operates a paging service in Guangzhou, PRC. The Company earned agency service income from GGCD for the provision of services to their subscribers by way of facilitating accounts opening and collection of subscriber fees. The agency service income earned was US$774,398 and US$52,000 for the periods from January 1, 2000 to December 31, 2000 and from August 16, 1999 to December 31, 1999, respectively. The amounts due from GGCD represent unpaid agency fees and expenses paid on behalf of GGCD to be recovered. The amount due to GGCD as of December 31, 1999 represents temporary cash advance obtained from GGCD and has been fully repaid in the year 2000.

     SGNST is an ISP in Shanghai, PRC, established in late 2000. It shares office space and staff with Shanghai Chain Operation. For the year ended December 31, 2000, operating expenses in the amount of US$53,247 was charged to SGNST on an equal sharing basis.

     GGIII operates an ISP business. The Company acquired internet network cards from GGIII amounting to US$39,146 as merchandise for resale during the year. The amount due to GGIII represents unpaid purchase cost. The amount due from GGIII represents temporary cash advances. On December 31, 2000 an agreement was signed between the Company and GGIII whereby interest at the Renminbi interbank borrowing rate will be charged as from January 1, 2001 on the cash advance and the entire balance will become due on September 30, 2001.

     DGNST is a company jointly established by Guangdong Chain Operation and GGIII on January 11, 2001 of which Guangdong Chain Operation owns 49%. An amount of RMB490,000, equivalent to US$59,179, was advanced to DGNST in December 2000 for capital contribution. In addition, inventories totalling US$60,328 were sold to DGNST. The amounts due from DGNST represent funds held for capital contribution, outstanding purchase price of inventories and expenses paid on behalf of DGNST to be recovered.

Note 6 — Amount Due to Stockholder

     Amount due to stockholder represents cash advanced from a stockholder. The amount due is interest-free, unsecured and without fixed terms of repayment.

Note 7 — Note Payable

     As described in Note 1, Guangdong Chain Operation acquired inventories from GPGCTD at a consideration of RMB3,554,848, equivalent to US$429,330, which was an agreed upon price determined by both parties and which approximated the market values of the inventories as at dates of acquisition. The purchase consideration was satisfied by an interest-free and unsecured note payable to GPGCTD of that amount and it was fully repaid in May 2000. GPGCTD, which had since been dissolved, had been a trading arm of the Guangdong provincial government. The senior management of Guangdong Chain Operation had been members of the senior management of GPGCTD.

GOSUN COMMUNICATION LTD., INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Short Term Bank Loans

     Short term loans are obtained from creditworthy commercial banks in PRC to finance operations. The loans are guaranteed by an affiliate, Guangdong Gosun Network Science & Technology Inc.. Details of the bank loans are as follows:

	Outstanding		Prevailing	Maturity
December 31, 2000	principal		interest rate	date

		US$

	RMB	equivalent

Loan 1	2,000,000	241,546	5.115%	March 25, 2001
Loan 2	2,000,000	241,546	5.3625%	August 20, 2001

	4,000,000	483,092

     Loan interest charged to operations for the year ended December 31, 2000 was US$9,938.

Note 9 — Other Payables and Accrued Expenses

	December 31,	December 31,
	2000	1999

	US$	US$

Security deposits from staff	139,007	—
Security deposits from sub-agents	162,591	—
Deposits received from suppliers	30,193	—
Advances from customers	75,305
Temporary loans from staff	224,420	—
Accrued expenses	114,778	42,719
Temporary advance from GPGCTD	—	241,546
Value added tax payable	20,349	—
Accrued office renovation costs	67,745	156,020
Others	102,317	11,329

	936,705	451,614

     The security deposits from staff and sub-agents, deposits received from suppliers, advances from customers and temporary loans from staff are interest-free.

GOSUN COMMUNICATION LTD., INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Income Taxes

     Income is subject to tax in the countries in which the Company and its subsidiaries operate. The standard enterprise income tax rate in PRC is 33% of which 30% is attributable to the central government and 3% to the provincial government. Newly established commercial enterprises, on application and approval by the tax bureau, are exempted from enterprise income taxes in respect of income earned during their first year of operation. The Company and its subsidiaries are in different stages of enjoying the above tax incentive program.

     Significant components of the Company’s estimated deferred tax assets and liabilities as of December 31, 2000 and 1999 are as follows:

	December 31,	December 31,
	2000	1999

	US$	US$

Deferred tax assets
Net operating loss carry forwards in PRC	26,527	—
Pre-operating expenses written off	7,223	—
Accrued expenses	7,871	—
Depreciation	15,028	—

Total deferred tax assets	56,649	—
Valuation allowance for net deferred tax assets	(56,649)	—

Net deferred tax assets	—	—

     The principal differences between taxes on income computed at the applicable statutory income tax rates and recorded income tax expenses are as follows:

	January 1,	August 16,
	2000	1999
	To	to
	December 31,	December 31,
	2000	1999

PRC statutory tax rates applied to income before income taxes	38,534	(12,210)
Changes in valuation allowance	44,439	12,210
Income tax incentive program	(82,847)	—
Others	(126)	—

	—	—

GOSUN COMMUNICATION LTD., INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Restrictions on Retained Earnings in PRC

     According to PRC regulations, all PRC entities are required to appropriate 10% of its net income after income taxes to the statutory surplus reserve, and 5% to 10% of its net income after income taxes to the statutory staff welfare fund. Under PRC accounting principles, both appropriations must be made before the distribution of dividends. The statutory surplus reserve is non-distributable in nature but can be used to offset previous years’ losses or be converted into paid-in capital. The statutory staff welfare fund is also non-distributable and can be used only for the collective benefit of employees such as the construction of dormitories, cafeteria and other employee welfare facilities. Both reserves are to be classified as retained earnings in the financial statements. As of December 31, 2000, the Company has not made any appropriations to the reserves from retained earnings.

Note 12 — Commitments and Contingencies

     Lease Commitments

     Future minimum lease payments under operating leases with non-cancelable lease terms in excess of one year are as follows:

US$

Year ending December 31,
2001	459,891
2002	434,573
2003	276,588
2004	193,354
2005 and thereafter	61,643

1,426,049

     Rental expense was US$362,254, and US$13,264 for the year ended December 31, 2000 and the period from August 16, 1999 to December 31, 1999, respectively.

     There are no other material commitments and contingencies as of December 31, 2000.

GOSUN COMMUNICATION LTD., INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Financial Information of Holmes Microsystems, Inc.

     As discussed in Note 1, Holmes entered into an acquisition agreement with GD Gosun on January 12, 2001. This acquisition was accounted for as a reverse merger with GD Gosun as the acquirer for accounting purposes. The information presented below is that of Holmes prior to the reverse merger. Holmes changed its fiscal year end from January 31 to December 31 to conform with GD Gosun’s.

     Balance Sheets

ASSETS

	December 31,	January 31,
	2000	2000

	US$	US$

Current assets	—	—

Total current assets	—	—

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Accounts payable	34,186	30,383

Total current liabilities	34,186	30,383

Stockholders’ deficit
Preferred stock series A, par value US$0.001 per share; 100,000 shares authorized; 3,750 (1999: 3,750) shares issued and outstanding	4	4
Preferred stock series B, par value US$0.001 per share; 5,000 shares authorized; nil (1999: nil) shares issued and outstanding	—	—
Common stock, par value US$0.001 per share; 49,000,000 shares authorized; 1,171,285 (1999: 1,171,285) shares issued and outstanding	1,171	1,171
Additional paid in capital	5,001,730	5,001,730
Accumulated losses	(5,001,104)	(5,001,104)
Accumulated losses during the development stage	(35,987)	(32,184)

	(34,186)	(30,383)

Total liabilities and stockholders’ deficit	—	—

GOSUN COMMUNICATION LTD., INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 -	Financial Information of Holmes Microsystems, Inc. — Continued

     Statements of Income

	February 1, 2000	February 1, 1999
	to	to
	December 31, 2000	January 31, 2000

	US$	US$

Revenue	—	—
Cost of sales	—	—

Gross profit	—	—
General and administrative expenses	3,803	32,184

Operating loss before income taxes	(3,803)	(32,184)

Income taxes	—	—

Net loss	(3,803)	(32,184)

Loss per share
- basic and diluted	(0.00)	(0.03)

Weighted average common shares outstanding
- basic and diluted	1,171,285	1,171,285

GOSUN COMMUNICATIONS LTD., INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Financial Information of Holmes Microsystems, Inc. — Continued

     Statements of Stockholders’ Deficit

									Accumulated
									losses
							Additional		during the
							paid in	Accumulated	development
	Preferred stock - A		Preferred stock - B		Common stock		capital	losses	stage	Total

	Shares	Amount	Shares	Amount	Shares	Amount
		US$		US$		US$	US$	US$	US$	US$

Balance, February 1, 1999	7,500	8	840	1	480,515	481	4,389,904	(5,001,104)	—	(610,710)
Conversion of 840 shares of preferred stock, January 31, 2000	—	—	(840)	(1)	29,400	29	(28)	—	—	—
Conversion of debt for 20,600 shares of common stock, January 31, 2000	—	—	—	—	20,600	20	83,980	—	—	84,000
Common stock issued for assumption of debt, January 31, 2000	—	—	—	—	593,711	594	385,704	—	—	386,298
Common stock issued for cancellation of debt, January 31, 2000	—	—	—	—	17,000	17	140,396	—	—	140,413
Issuance of 30,000 shares of common stock for services, January 31, 2000	—	—	—	—	30,000	30	1,770	—	—	1,800
Cancellation of stock	(3,750)	(4)	—	—	—	—	4	—	—	—
Fractional shares issued	—	—	—	—	59	—	—	—	—	—
Net loss for the year ended January 31, 2000	—	—	—	—	—	—	—	—	(32,184)	(32,184)

Balance, January 31, 2000	3,750	4	—	—	1,171,285	1,171	5,001,730	(5,001,104)	(32,184)	(30,383)
Net loss for the eleven months ended December 31, 2000	—	—	—	—	—	—	—	—	(3,803)	(3,803)

Balance, December 31, 2000	3,750	4	—	—	1,171,285	1,171	5,001,730	(5,001,104)	(35,987)	(34,186)

GOSUN COMMUNICATIONS LTD., INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Financial Information of Holmes Microsystems, Inc. — Continued

     Statements of Cash Flows

	February 1, 2000	February 1, 1999
	to	to
	December 31, 2000	January 31, 2000

	US$	US$

Cash flows from operating activities
Net loss	(3,803)	(32,184)
Adjustments to reconcile net loss to net cash provided by operating activities
Common stock issued for services	—	1,800
Increase (decrease) from changes in Accounts payable	3,803	30,384

Net cash provided by operating activities	—	—

Cash flows from investing activities	—	—

Net cash used in investing activities	—	—

Cash flows from financing activities	—	—

Net cash provided by financing activities	—	—

Net increase (decrease) in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of period	—	—

Cash and cash equivalents, end of period	—	—

Supplemental disclosure of cash flow information
Interest paid	—	—
Income taxes paid	—	—
Supplemental disclosure of significant non-cash transactions
Issuance of 20,600 shares of common stock in payment of liabilities	—	84,000
Issuance of 593,711 shares of common stock to settle or assume of liabilities	—	386,298
Issuance of 17,000 shares of common stock to cancel debts	—	140,413
Issuance of 30,000 shares of common stock for services rendered	—	1,800
Issuance of 29,400 shares of common stock upon the conversion of 840 preferred stocks	—	1
Cancellation of 3,750 shares of preferred stock	—	4

GOSUN COMMUNICATIONS LTD., INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Financial Information of Holmes Microsystems, Inc. — Continued

     Capital Stock

     (a)  Common Stock

During January 2000, the Company completed a 1 for 100 reverse stock split. An additional 59 common shares were issued as fractional shares due to rounding up to the next whole share.

During January 2000, the Company issued 29,400 shares of common stock in exchange for 840 shares of preferred stock.

During January 2000, the Company issued 20,600 shares of common stock for cancellation of note in the amount of US$84,000.

During January 2000, the Company issued 593,711 shares of common stock to an officer/shareholder for assumption and settlement of the Company’s judgements from prior operations in the amount of US$386,798.

During January 2000, the Company issued 30,000 shares of common stock to an individual for service rendered valued at US$1,800.

During January 2000, the Company issued 17,000 shares of common stock to an cancellation of notes payable totaling US$140,413.

During January 2000, a shareholder of the Company contributed to the Company 3,750 shares Series A preferred stock. The shares were immediately cancelled.

     (b)  Option Plan Program

In December 2000, the Board of Directors reserved 2,000,000 shares of common stock under its 2000 Stock Option/Stock Issuance Plan (the “2000 Plan”).

The 2000 Plan is intended to aid the Company in maintaining and developing a management team, attracting qualified officers and employees capable of assisting in the future success of the Company, and rewarding those individuals who have contributed, or may contribute in the future, to the success of the Company. It is designed to aid the Company in retaining the services of executives and employees and in attracting new personnel when needed for future operations and growth and to provide such personnel with an incentive to remain employees of the Company, to use their best efforts to promote the success of the Company’s business, and to provide them with an opportunity to obtain or increase a proprietary interest in the Company. It is further designed to attract and retain the best available personnel for service as directors of the Company, whether or not such individuals may otherwise be employees. It is also designed to permit the Company to reward those consultants or other independent advisors who are not employees but who are perceived by management as having contributed to the success of the Company or who are important to the continued business and operations of the Company.

GOSUN COMMUNICATIONS LTD., INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Financial Information of Holmes Microsystems, Inc. — Continued

     Capital Stock — Continued

     (b)  Option Plan Program — Continued

Under the terms of the 2000 Plan, options may be granted at fair market value on the exercise date as determined by the Plan Administrator. No options shall have a term in excess of ten years measured from the option grant date. None of these options were exercised, forfeited, or expired during the year ended December 31, 2000.

F-22

GOSUN COMMUNICATIONS LTD., INC.

CONSOLIDATED BALANCE SHEET

ASSETS

	September 30,	December 31,
	2001	2000

	(Unaudited)
	US$	US$
Current assets
Cash and cash equivalents	282,342	158,927
Accounts receivable	394,326	152,498
Advances to suppliers	439,179	224,019
Other receivables	674,843	393,763
Income tax recoverable	—	4,272
Inventories	2,298,668	780,798
Amounts due from affiliates	1,520,457	937,319

Total current assets	5,609,815	2,651,596
Investment in an equity investee	54,507	—
Advance capital contribution	—	59,179
Deposits	267,854	199,746
Property, plant and equipment, net	461,222	476,551

Total assets	6,393,398	3,387,072
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	1,887,552	725,049
Accrued employee compensation and benefits	16,999	34,500
Other payables and accrued expenses	1,391,041	936,705
Income tax payable	74,842	—
Amounts due to affiliates	385,481	17,448
Short term bank loans	1,690,821	483,092

Total current liabilities	5,446,736	2,196,794
Amount due to stockholder	124,396	156,401

Total liabilities	5,571,132	2,353,195

Commitments and contingencies
Stockholders’ equity
Preferred stock series A, par value US$0.001 per share; 100,000 shares authorized; no shares issued and outstanding	—	—
Preferred stock series B, par value US$0.001 per share; 5,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value US$0.001 per share; 49,000,000 shares authorized; 30,215,384 (2000: 28,855,205) shares issued and outstanding	30,215	28,855
Additional paid in capital	879,505	864,865
(Accumulated losses) Retained earnings	(133,465)	89,847

	776,255	983,567

Minority interests	46,011	50,310

Total liabilities and stockholders’ equity	6,393,398	3,387,072

See accompanying notes to the consolidated financial statements.

GOSUN COMMUNICATIONS LTD., INC.

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,

	2001	2000	2001	2000

	US$	US$	US$	US$
Revenue
Sales of cellular phones and pagers	6,246,949	3,172,950	18,110,230	7,341,106
Sales of smart cards	18,301,263	—	29,054,272	—
Agency service	521,499	470,485	1,409,453	1,475,829

	25,069,711	3,643,435	48,573,955	8,816,935

Cost of revenue
Cost of cellular phones and pagers	6,084,792	2,928,053	17,644,897	6,775,560
Cost of smart cards	18,121,906	—	28,469,817	—
Agency service	63,919	117,690	238,663	299,085

	24,270,617	3,045,743	46,353,377	7,074,645

Gross profit	799,094	597,692	2,220,578	1,742,290
Other operating income, net	137,852	29,062	272,654	63,115

	936,946	626,754	2,493,232	1,805,405
Selling expenses	674,308	319,759	1,818,857	923,410
General and administrative expenses	243,592	231,101	757,366	580,736

Operating income (loss)	19,046	75,894	(82,991)	301,259

Other income (expenses)
Interest income	137	599	1,341	3,171
Interest expenses	(30,369)	(5,178)	(64,594)	(5,311)
Share of loss of an equity investee	(10,765)	—	(4,672)	—

Total other income (expenses)	(40,997)	(4,579)	(67,925)	(2,140)

Income (loss) before income taxes and minority interest	(21,951)	71,315	(150,916)	299,119
Income taxes	38,406	—	76,695	—
Minority interests	3,688	—	(4,299)	—

Net income (loss)	(64,045)	71,315	(223,312)	299,119

Earnings per share - basic and diluted	(0.00)	0.00	(0.01)	0.01

Weighted average common shares Outstanding - basic and diluted	30,215,384	28,855,205	30,215,384	28,855,205

See accompanying notes to the consolidated financial statements.

GOSUN COMMUNICATIONS LTD., INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(Unaudited)

(Restated)

				Retained
			Additional	earnings	Total
	Common Stock		paid in	(Accumulated	stockholders'
	Shares	Amount	capital	Losses)	equity

		US$	US$	US$	US$
Balance, December 31, 2000	28,855,205	28,855	864,865	89,847	983,567
Fractional shares issued	179	—	—	—	—
Options exercised	1,360,000	1,360	14,640	—	16,000
Net loss for the nine months ended September 30, 2001	—	—	—	(223,312)	(223,312)

Balance, September 30, 2001	30,215,384	30,215	879,505	(133,465)	776,255

See accompanying notes to the consolidated financial statements.

GOSUN COMMUNICATIONS LTD., INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended
	September 30,

	2001	2000

	US$	US$

Cash flows from operating activities
Net income (loss)	(223,312)	299,119
Adjustments to reconcile net income to net cash used in operating activities
Depreciation	95,779	63,364
Unparticipated loss of an equity investee	4,672	—
Minority interests	(4,299)	—
Increase (decrease) from changes in Accounts receivable	(241,828)	(323,568)
Advances to suppliers	(215,160)	(478,506)
Other receivables and deposits	(349,188)	(816,125)
Income tax recoverable	4,272	(4,272)
Inventories	(1,517,870)	(524,786)
Amounts due from affiliates	(583,138)	(392,527)
Accounts payable	1,162,503	1,011,784
Accrued employee compensation and benefits	(17,501)	25,419
Other payables and accrued expenses	454,336	614,475
Income tax payable	74,842	—
Note payable	—	(133,400)

Net cash used in operating activities	(1,355,892)	(659,023)

Cash flows from investing activities
Acquisition of property, plant and equipment	(80,450)	(175,046)

Net cash used in investing activities	(80,450)	(175,046)

Cash flows from financing activities
Advances from affiliates	368,033	107,659
Capital contributed by minority interest of subsidiary	—	60,386
Proceeds from capital injection	—	700,483
Proceeds from issuing common stock	16,000	—
Advances from (repayment to) stockholder	(32,005)	172,705
Proceeds from short term bank loans	2,294,686	483,092
Repayment of short term bank loans	(1,086,957)	—

Net cash provided by financing activities	1,559,757	1,524,325

Net increase in cash and cash equivalents	123,415	690,256
Cash and cash equivalents, beginning of period	158,927	290,493

Cash and cash equivalents, end of period	282,342	980,749
Supplemental disclosure of cash flow information
Interest paid	64,594	5,311
Income taxes paid	1,814	—
Supplemental disclosure of significant non-cash transactions
Acquisition of inventories satisfied by a note payable	—	295,930

See accompanying notes to the consolidated financial statements.

Note 1 — Basis of Financial Statement Presentation

     Organisation

     Gosun Communications Ltd., Inc. (“GOSUN” or “the Company”) was organized under the laws of the State of Texas on January 20, 1998, under the name of Blackwing Corporation. On April 4, 1989, Blackwing Corporation, a publicly held corporation, acquired all of the issued and outstanding shares of a company known as Surface Tech, Inc., which was originally known as Holmes Microsystems, Inc. The transaction had been accounted for as a recapitalization of Holmes Microsystems, Inc. in a manner similar to a reverse acquisition. Accordingly, Holmes Microsystems, Inc. has been treated as the surviving entity. As part of this transaction, Blackwing Corporation changed its name to Holmes Microsystems, Inc. (“Holmes”) and the original Holmes Microsystems, Inc. which was then a wholly owned subsidiary, was dissolved.

     On January 12, 2001, the shareholders of Holmes entered into an exchange agreement with the equity owners of Guangdong Gosun Communication Equipment Sales Co, Ltd. (“GD Gosun”). Pursuant to the exchange agreement, the GD Gosun equity owners transferred all of their equity interests in GD Gosun to Holmes in exchange for 89% of the issued and outstanding shares of Holmes after giving effect to the share exchange. The exchange agreement resulted in the equity owners of GD Gosun obtaining a majority voting interest in Holmes and GD Gosun was treated as the acquiring entity in the transaction for accounting purposes according to generally accepted accounting principles. The reverse acquisition process utilized the capital structure of Holmes and the assets and liabilities of GD Gosun were recorded at predecessor cost. Being the continuing operating entity, the historical financial statements of GD Gosun prior to December 31, 2000 are included for financial reporting purposes. The financial year end date of Holmes has also been changed from January 31 to December 31 effective from the financial year ended December 31, 2000. As part of this transaction, Holmes Microsystems, Inc. changed its name to Gosun Communications Ltd., Inc.

     Basis of Presentation

     The consolidated condensed interim financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

     These statements reflect all adjustments, consisting of normal recurring adjustments which, in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these consolidated condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company’s annual audited financial statements for the year ended December 31, 2000. The Company follows the same accounting policies in preparation of interim reports.

     Results of operations for the interim periods are not necessarily indicative of annual results.

Note 1 — Basis of Financial Statement Presentation — Continued

     Business Conducted

     The principal activities of the Company and its subsidiaries are the retail sale and distribution of telecommunication equipment including cellular phones, pagers, cellular phone smart cards and value-refill smart cards, and acting as an agent of cellular and paging services providers. The Company is a primary agent of an affiliate, Guangdong Gosun Communication Development Company Limited (“GGCD”), a paging service provider in the PRC and a licensed primary agent of China Mobile Communications Corporation, one of two exclusive cellular communications providers in the PRC. As of September 30, 2001, the Company has twenty directly owned chain stores operating in the PRC.

Note 2 — Inventories

     Inventories represent purchased finished goods and are stated at the lower of cost or market.

Note 3 — Investment in an Equity Investee

     Dongguan Gosun Network Science & Technology Co. Ltd. (“DGNST”) is a company incorporated in Dongguan, PRC. It is jointly established by the Company and an affiliate, Guangdong Gosun Internet Information Industry Co., Ltd. On January 11, 2001 and is owned as to 49% by the Company. DGNST is engaged in the retailing of telecommunication equipment and operating ISP business.

Note 4 — Short Term Bank Loans

     Short term loans are obtained from creditworthy commercial banks in PRC to finance operations. The loans are guaranteed by an affiliate, Guangdong Gosun Network Science & Technology Inc. Details of the bank loans are as follows:

	Outstanding		Prevailing	Maturity
	Principal		interest rate	Date

		US$
	RMB	equivalent
DECEMBER 31, 2000
Loan 1	5,000,000	603,864	6.138%	January 17, 2002
Loan 2	2,000,000	241,546	6.435%	January 23, 2002
Loan 3	3,000,000	362,319	6.435%	February 17, 2002
Loan 4	2,000,000	241,546	6.435%	March 14, 2002
Loan 5	2,000,000	241,546	6.435%	August 21, 2002

	14,000,000	1,690,821

Note 4 — Short Term Bank Loans — Continued

	Outstanding		Prevailing	Maturity
	Principal		interest rate	Date

		US$
	RMB	equivalent

SEPTEMBER 30, 2001
Loan 1	2,000,000	241,546	5.115%	March 25, 2001
Loan 2	2,000,000	241,546	5.3625%	August 20, 2001

	4,000,000	483,092

Note 5 — Capital Stock

     During the nine months ended September 30, 2001, the Company completed a 1 for 1.7 forward split. An additional 179 common shares were issued as fractional shares due to rounding up to the next whole share. These financial statements have been retro-actively re-stated to reflect the change.

Note 6 — Income Taxes

     Income is subject to tax in the countries in which the Company and its subsidiaries operate. The standard enterprise income tax rate in the PRC is 33% of which 30% is attributable to the central government and 3% to the provincial government. Newly established commercial enterprises, on application and approval by the tax bureau, are exempted from enterprise income taxes in respect of income earned during their first year of operation.

     Significant components of the Company’s estimated deferred tax assets and liabilities as of September 30, 2001 and December 31, 2000 are as follows:

	September 30,	December 31,
	2001	2000

	US$	US$

Deferred tax assets
Net operating loss carry forwards in PRC	63,730	26,527
Pre-operating expenses	6,319	7,223
Accrued expenses	77,496	7,871
Property, plant and equipment	19,220	15,028
Inventory reserves	5,580	—

Net deferred tax assets	172,345	56,649
Valuation allowance for net deferred tax assets	(172,345)	(56,649)

Net deferred tax assets	—	—

Note 6 — Income Taxes — Continued

     The principal differences between taxes on income computed at the applicable statutory income tax rates and recorded income tax expenses are as follows:

	Nine months ended
	September 30,

	2001	2000

	US$	US$

PRC statutory tax rates applied to income (loss) before income taxes	(79,913)	98,709
Changes in valuation allowance	115,696	19,259
Income tax incentive program	—	(117,816)
Non deductible expenses	24,072	—
Prior year’s under accrual	16,282	—
Others	558	(152)

	76,695	—

Note 7 — Commitments and Contingencies

     Lease Commitments

     Future minimum lease payments under operating leases with non-cancelable lease terms in excess of one year are as follows:

US$

THREE MONTHS ENDING DECEMBER 31, 2001	132,318
YEAR ENDING DECEMBER 31,
2002	507,921
2003	375,895
2004	282,257
2005 and thereafter	1,080,851

2,379,242

     Other contingencies

     The Company is a guarantor for an affiliate, Guangdong Gosun Communication Development Company Limited, in respect of a bank loan granted amounting to RMB18,000,000, equivalent to US$2,173,913.

GOSUN COMMUNICATIONS LTD., INC.
Consolidated Financial Statements (Unaudited)
For the quarterly period ended
September 30, 2001

PART II

Item 24. Indemnification of Directors and Officers

     The Company’s Articles of Incorporation include provisions, which limit the liability of our directors. As permitted by applicable provisions of the Texas Law, directors will not be liable to Gosun for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. This limitation does not affect liability for any breach of a director’s duty to Gosun or our stockholders (i) with respect to approval by the director of any transaction from which he or she derives an improper personal benefit, (ii) with respect to acts or omissions involving an absence of good faith, that the director believes to be contrary to the best interests of Gosun or our stockholders, that involve intentional misconduct or a knowing and culpable violation of law, that constitute an unexcused pattern or inattention that amounts to an abdication of his or her duty to Gosun or our stockholders, or that show a reckless disregard for duty to Gosun or our stockholders in circumstances in which he or she was, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to Gosun or our stockholders, or (iii) based on transactions between Gosun and our directors or another corporation with interrelated directors or based on improper distributions, loans or guarantees under applicable sections of Texas Law. This limitation of directors’ liability also does not affect the availability of equitable remedies, such as injunctive relief or rescission.

     The Company has been advised that it is the position of the Commission that insofar as the provision in Gosun’s Articles of Incorporation, as amended, may be invoked for liabilities arising under the Securities Act, the provision is against public policy and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution

     The Company is not issuing any common stock under this Registration Statement. All common stock registered pursuant to this Registration Statement is being registered on behalf of selling security holders. The Company has agreed to pay all costs of this Registration Statement. The estimated expenses for the distribution of the common stock registered hereby, other than underwriting commissions, fees and Representative’s nonaccountable expense allowance are set forth in the following table:

Item	Amount

SEC Registration Fee	$300
Transfer Agent Fees	500
Legal Fees	5,000
Accounting Fees	1,000
Printing and Engraving Costs	1,500
Miscellaneous	1,000

Total	$12,000

Item 26. Recent Sales of Unregistered Securities

     During the past three years, the following transactions were effected by us in reliance upon exemptions from registration under the Securities Act as amended. Unless stated otherwise; (i) that each of the persons who received these unregistered securities had knowledge and experience in financial and business matters which allowed them to evaluate the merits and risk of the receipt of these securities, and that they were knowledgeable about our operations and financial condition; (ii) no underwriter participated in, nor did we pay any commissions or fees to any underwriter in connection with the transactions; (iii) the transactions did not involve a public offerings; and (iv) each certificate issued for these unregistered securities contained a legend stating that the securities have not been registered under the Act and setting forth the restrictions on the transferability and the sale of the securities.

     In January 2000, the Registrant completed a 1 for 100 reverse stock split. An additional 59 common shares were issued as fractional shares due to rounding up to the next whole share.

     In January 2000, the Registrant issued 29,400 shares of common stock in exchange for 840 shares of preferred stock. These securities were exempt from registration pursuant Section 3(a)(9) of the Securities Act.

     In January 2000, the Registrant issued 20,600 shares of common stock for cancellation of note in the amount of $84,000. These securities were issued pursuant to an exemption provided by Section 4(2) of the Securities Act.

     In January 2000, the Registrant issued 593,711 shares of common stock to an officer/shareholder for assumption and settlement of the Registrant’s judgements from prior operations in the amount of $386,798. These securities were issued in a private placement pursuant to Section 4(2) of the Securities Act.

     In January 2000, the Registrant issued 30,000 shares of common stock to an individual for service rendered valued at $1,800. These securities were issued in a private placement pursuant to Section 4(2) of the Securities Act.

     In January 2000, the Registrant issued 17,000 shares of common stock to an investor in exchange for the cancellation of notes payable totaling $140,413. These securities were exempt from registration pursuant to Section 3(a)(9) of the Securities Act.

     In January 12, 2001, the Registrant entered into an Exchange Agreement, by and among the Registrant, Guangdong Gosun Communications Equipment Sales Co., Ltd., Kip Eardley, Howard Oveson and the shareholders of Gosun named therein, pursuant to which, the Registrant issued 15,709,130 shares of common stock in exchange for of the equity interests of Guangdong Gosun Communications Equipment Sales Co., Ltd.

Item 27. Exhibits

Exhibit
Number	Description

2.1	Share Exchange and Finance Agreement dated as of; Incorporated by reference to the Exhibits to the Form 8-K filed with the Commission on January 29, 2001.
3.1	Articles of Incorporation as filed with the Texas Secretary; Incorporated by reference to the Exhibits to the Form 10KSB filed with the Commission on June 10, 1999.
3.2	Bylaws; Incorporated by reference to the Exhibits to the 10KSB filed with the Commission on June 10, 1999.

Exhibit
Number	Description

4.1	Securities Purchase Agreement dated as of December 21, 2001, by and between Gosun Communications Ltd., Inc. and Laurus Master Fund.*
4.2	Common Stock Purchase Warrant dated as of December 21, 2001, by and between Gosun Communications Ltd., Inc. *
4.3	Convertible Note dated December 21, 2001
5.1	Opinion Regarding Legality*
21.1	Subsidiaries of Registrant*
23.1	Consent of Independent Accountants*
23.2	Consent of Legal Counsel; contained in exhibit 5.1

*	Filed herewith.

Item 28. Undertakings

     The undersigned Registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement.

(2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described above in Item 24, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction of the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(3) For purposes of determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

(4) For the purpose of determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and the offering of such securities at that time as the initial bona fide offering of those securities.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GOSUN COMMUNICATIONS LTD., INC.

By:	/s/ YI-BIAO CHEN

Yi-biao Chen Chairman of Board of Directors

Dated: February 9, 2002

     Pursuant to the requirements of the Securities Act of 1933, as amended, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

By:	/s/ YI-BIAO CHEN	Dated: February 9, 2002

Yi Biao Chen Chairman of Board of Directors
By:	/s/ LU-GAO YE	Dated: February 9, 2002

Lu-gao Ye President
By:	/s/ DE-HONG CHEN	Dated: February 9, 2002

De-hong Chen Secretary
By:	/s/ JIE-CHAO YANG	Dated: February 9, 2002

Jie-Chao Yang Director
By:	/s/ JIN-QIU MAI	Dated: February 9, 2002

Jin-qiu Mai Director
By:	/s/ XUE-HOU LIU	Dated: February 9, 2002

Xue-hou Liu Director and Chief Financial Officer